UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CBL & ASSOCIATES PROPERTIES, INC. (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2014

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders which will be held at Embassy Suites, 2321 Lifestyle Way, Chattanooga, Tennessee, on Monday, May 5, 2014 at 4:00 p.m. (EDT).

The Notice and Proxy Statement on the following pages contain details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning the Company and its activities. Please sign and return your proxy card in the enclosed envelope, or vote your shares by telephone or via the Internet, to ensure that your shares will be represented and voted at the meeting even if you cannot attend. Even if you plan to attend the meeting, you are urged to sign and return the enclosed proxy card, or to vote your shares by telephone or via the Internet in accordance with the instructions on the enclosed proxy card.

I look forward to personally meeting all stockholders who are able to attend.

Sincerely,

Chairman of the Board

CBL & Associates Properties, Inc. | CBL Center, Suite 500 | 2030 Hamilton Place Boulevard | Chattanooga, TN 37421-6000 | p. 423.855.0001 | f. 423.490.8662 | cblproperties.com

CBL & ASSOCIATES PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 5, 2014

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), will be held at Embassy Suites, 2321 Lifestyle Way, Chattanooga, Tennessee, on Monday, May 5, 2014 at 4:00 p.m. (EDT) for the following purposes:

1.	To act on the re-election of the Board of Directors’ eight director nominees to serve for a term of one year and until their respective successors are elected and qualified (“Proposal 1”);

2.	To act upon a proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accountants for the Company’s fiscal year ending December 31, 2014 (“Proposal 2”);

3.	To act upon a proposal for the advisory approval of the compensation of our Named Executive Officers as set forth herein (“Proposal 3”); and

4.	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

In accordance with the provisions of the Company’s Bylaws, the Board of Directors has fixed the close of business on March 7, 2014, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement.

Whether or not you plan to attend the meeting, we urge you to submit your Proxy. To submit your Proxy by mail, please sign, date and promptly return the enclosed Proxy in order to ensure representation of your shares. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Alternatively, you may use the toll-free telephone number indicated on the enclosed Proxy to vote by telephone or visit the website indicated on the enclosed Proxy to vote via the Internet. This will not prevent you from voting your shares at the meeting if you desire to do so, as your Proxy is revocable at your option.

By Order of the Board of Directors

President and Chief Executive Officer

Chattanooga, Tennessee
March 28, 2014

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied in this summary to help you find further information in this Proxy Statement.

Our 2014 Annual Meeting

Time and Date	4:00 p.m. (EDT) on Monday, May 5, 2014

Location	Embassy Suites 2321 Lifestyle Way Chattanooga, Tennessee

Record Date	March 7, 2014

Voting	Each share is entitled to one vote on each matter to be voted upon at our Annual Meeting. You can vote by proxy utilizing any of the following methods:

• Internet: Go to the website shown on your Proxy until 11:59 p.m. Eastern Time, the day before our Annual Meeting.
• Telephone: As shown on the Proxy you received until 11:59 p.m. Eastern Time, the day before our Annual Meeting.
• Mail: Mark, sign, date and promptly return your Proxy.

Internet Availability of Materials
This Notice of Annual Meeting and Proxy Statement, as well as our Annual Report for the Company’s fiscal year ended December 31, 2013, are also available via the internet at: http://cblproperties.com/cbl.nsf/financial_reports.html.

Annual Meeting Proposals and Board Recommendations

Proposal	Board Recommendation	Page Reference
Proposal 1 - Election of Directors	For all nominees	6
Proposal 2 - Ratification the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014	For	53
Proposal 3 - Advisory Vote to Approve Executive Compensation	For	54
Transaction of any other business that properly comes before our Annual Meeting

Director Nominees and Retiring Director (Page 6)

Name	Age	Director Since	Occupation	Independent (Yes/No)	Board Committee Memberships	Other Public Company Boards
Charles B. Lebovitz	77	1993	Chairman of the Board of the Company	No	Executive*	None
Stephen D. Lebovitz	53	1993	President and Chief Executive Officer of the Company	No	Executive	None
Gary L. Bryenton	74	2001	Senior Partner, Baker & Hostetler LLP	Yes	Audit, Nominating/ Corporate Governance*	None
A. Larry Chapman	67	2013	Retired Executive Vice President and Head of Commercial Real Estate, Wells Fargo & Co.	Yes	None	Realty Income Corporation
Thomas J. DeRosa	56	2010	Retired Chairman and Chief Financial Officer, The Rouse Company	Yes	Audit ($), Compensation	Health Care REIT, Inc.; Empire State Realty Trust, Inc.
Matthew S. Dominski	59	2005	Retired Chief Executive Officer, Urban Shopping Centers, Inc.	Yes	Audit ($), Compensation*, Nominating/ Corporate Governance	First Industrial Realty Trust
Gary J. Nay	69	2011	Retired Vice President of Real Estate, Macy’s, Inc.	Yes	Compensation, Nominating/ Corporate Governance	None
Kathleen M. Nelson	68	2009	President and Founder, KMN Associates LLC	Yes	Executive	Apartment Investment and Management Company; Dime Community Bancshares, Inc.
Winston W. Walker**	70	1993	Retired President and Chief Executive Officer, Provident Life and Accident Insurance Company of America	Yes	Audit* ($), Compensation, Nominating/ Corporate Governance	American Campus Communities, Inc.
*Denotes Committee Chairman **Mr. Walker is retiring from our Board of Directors, effective at the 2014 Annual Meeting ($)Audit Committee Financial Expert

Ratification of Auditors (Page 54)

We are asking our stockholders to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to serve as our auditors for the year ending December 31, 2014.

Say-on-Pay (Page 55)

Consistent with our stockholders’ preference, our Board of Directors is providing stockholders with an annual vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in our Proxy Statement.

Please review our Compensation Discussion and Analysis (beginning on page 26), which describes the principal components of our executive compensation program, the objectives and key features of each component and the compensation decisions made by our Compensation Committee for our named executive officers, and the accompanying executive compensation tables and related information (beginning on page 36) for additional details about our executive compensation programs, including information about our named executive officers’ fiscal year 2013 compensation.

PROXY STATEMENT

CBL & ASSOCIATES PROPERTIES, INC.
2030 Hamilton Place Blvd.
Suite 500
CBL Center
Chattanooga, Tennessee 37421
(423) 855-0001

ANNUAL MEETING OF STOCKHOLDERS
May 5, 2014

ANNUAL MEETING AND PROXIES

The enclosed proxy is solicited by and on behalf of the Board of Directors of CBL & Associates Properties, Inc., a Delaware corporation (the “Company” or “CBL”), for use at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at Embassy Suites, 2321 Lifestyle Way, Chattanooga, Tennessee, on Monday, May 5, 2014, at 4:00 p.m. (EDT) and at any and all postponements or adjournments thereof. Any proxy given may be revoked at any time before it is voted by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date. All expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. In addition to solicitation by mail, Company officers and regular employees may solicit proxies from stockholders by telephone, telegram or personal interview but will not receive additional compensation for such services. The Company also intends to request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of the proxies. The Company will reimburse such persons for the associated expense.

The Company anticipates mailing proxy materials and the Annual Report for the Company’s fiscal year ended December 31, 2013, on or about March 28, 2014, to stockholders of record as of March 7, 2014. To obtain directions to be able to attend the meeting and vote in person, you may contact our Senior Vice President – Investor Relations/Corporate Investments either by mail at our corporate office address listed above, or by e-mail to Katie_Reinsmidt@cblproperties.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 5, 2014:

The Company’s Notice of Annual Meeting and Proxy Statement for the Annual Meeting, as well as our Annual Report for the Company’s fiscal year ended December 31, 2013, are also available at http://cblproperties.com/cbl.nsf/financial_reports.html.

VOTING AT THE ANNUAL MEETING

Record Date and Shares Entitled to Vote

Only stockholders of record at the close of business on March 7, 2014 are entitled to vote on the matters to be presented at the Annual Meeting. The number of shares of the Company’s common stock, par value $.01 per share (“Common Stock”), outstanding on such date and entitled to vote was 170,266,199 shares.

Quorum Requirements

The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting with respect to those matters requiring approval by the holders of Common Stock, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Votes Necessary to Approve the Proposals

The vote required to approve each of the proposals at the Annual Meeting is as follows:

•
The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required for the election of the Board of Directors’ nominees for re-election as directors under Proposal 1.

•	The affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present or represented at the Annual Meeting is required for approval of:

◦
Proposal 2, ratification of the selection of Deloitte & Touche LLP as the independent registered public accountants (referred to herein as the “independent registered public accountants” or the “independent auditors”) for the Company’s fiscal year ending December 31, 2014, and

◦	Proposal 3, the advisory resolution approving the compensation of our named executive officers.

Each share of Common Stock is entitled to one vote with respect to those matters upon which such share is to be voted. No cumulative voting rights are authorized and dissenters’ rights are not applicable to these matters.

Special Note Regarding Shares Held in Broker Accounts

Under current New York Stock Exchange (“NYSE”) Rule 452, NYSE member organizations are prohibited from giving a proxy to vote with respect to (i) an election of directors, (ii) any proposal related to executive compensation (including any stockholder advisory votes on the approval of executive compensation) or (iii) an authorization to implement an equity compensation plan, or any material revision to the terms of any existing equity compensation plan, without receiving voting instructions from a beneficial owner. Therefore, brokers will not be entitled to vote shares at the Annual Meeting with respect to Proposal 1 or Proposal 3 without instructions by the beneficial owner of the shares. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors (Proposal 1), or with taking action on Proposal 3.

Voting Procedures

A proxy card is being mailed to each holder of shares of the Company’s Common Stock for voting with respect to each stockholder’s shares of Common Stock. Stockholders should complete, sign and return the proxy card to the Company. Alternatively, stockholders may use the toll-free telephone number indicated on the enclosed proxy card to vote by telephone or visit the website indicated on the enclosed proxy card to vote via the Internet.

As noted above, under the rules of the NYSE, on certain routine matters brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the ratification of the selection of the independent registered public accountants (Proposal 2). In instances – such as voting on Proposals 1 and 3 at the Annual Meeting – where brokers are prohibited from exercising discretionary authority (so-called “broker non-votes”), the shares for which they have not received voting instructions are counted as present for the purpose of determining whether or not a quorum exists at the Annual Meeting, but are not included in the vote totals. Because broker non-votes are not included in the vote, they are not counted as votes cast “for” or “against” a proposal. Accordingly, assuming the presence of a quorum at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of any nominee for director under Proposal 1, so long as such nominee receives any affirmative votes, and also will have no effect on the ratification of the selection of the independent registered public accountants under Proposal 2 or the advisory resolution approving compensation of our named executive officers under Proposal 3.

Unless contrary instructions are indicated on the accompanying form of proxy, the shares represented thereby will be voted by the persons named as proxies on such form FOR the election of the Board of Directors’ nominees for re-election as directors of the Company as described in Proposal 1; FOR ratification of the selection of Deloitte & Touche LLP as the independent registered public accountants for the Company’s fiscal year ending December 31, 2014 as described in Proposal 2; and FOR the advisory resolution approving compensation of our named executive officers as described in Proposal 3.

PROPOSAL 1
ELECTION OF DIRECTORS

The Company’s Board of Directors, upon the recommendation of its Nominating/Corporate Governance Committee, has nominated eight of the Company’s current directors for re-election at this year’s Annual Meeting. As previously announced, our one other current director, Winston W. Walker, notified the Board of Directors in February of his decision to retire from the Board at this year’s Annual Meeting and, accordingly, Mr. Walker is not standing for re-election. Under our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), a majority of our directors must be unaffiliated (“Independent Directors”) with the Company and its predecessor entity, CBL & Associates, Inc. and its affiliates (“CBL’s Predecessor”). Historically, our Board of Directors was divided into three classes (having three members each), serving staggered three-year terms with the term of one class of directors expiring each year. At our 2011 annual meeting, however, our stockholders approved an amendment to our Certificate of Incorporation to provide for an annual election of directors to be phased in over time. Pursuant to this amendment, beginning with this year’s Annual Meeting of our stockholders, the phase-in process is complete and all of our directors will be elected annually.

Our Board of Directors has delegated to the Board’s Nominating/Corporate Governance Committee, pursuant to the provisions of such Committee’s Charter and the Company’s Corporate Governance Guidelines, the responsibility for evaluating and recommending to the Board candidates to be considered as nominees for election as directors of the Company. In discharging these responsibilities, the Nominating/Corporate Governance Committee may solicit recommendations from any or all of the following sources: the Independent Directors, the Chairman of the Board, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate. The Nominating/Corporate Governance Committee’s criteria for the evaluation and selection of director candidates are described in more detail below under “Board of Directors’ Meetings and Committees – Nominating/Corporate Governance Committee.”

Board Nominees

Upon the recommendation of the Company’s Nominating/Corporate Governance Committee, the Board of Directors intends to present for action at the Annual Meeting the re-election of Charles B. Lebovitz, Stephen D. Lebovitz, Gary L. Bryenton, A. Larry Chapman, Thomas J. DeRosa, Matthew S. Dominski, Gary J. Nay and Kathleen M. Nelson, each to serve for a term of one year and until their successors are duly elected and shall qualify. Charles B. Lebovitz and Stephen D. Lebovitz serve as Chairman of the Board and as President and Chief Executive Officer, respectively, of the Company. Messrs. Bryenton, Chapman, DeRosa, Dominski and Nay and Ms. Nelson are six of the Company’s seven Independent Directors. Unless authority to vote for such nominees is withheld, the enclosed proxy will be voted for such nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve. As previously announced, Mr. Walker, who currently serves as our seventh Independent Director, notified the Company in February of his decision to retire from the Board at this year’s Annual Meeting.

Mr. Chapman, who was initially appointed to the Board as an additional director in August 2013, was recommended to the Nominating/Corporate Governance Committee for consideration by the Chairman of the Board and by the President and Chief Executive Officer of the Company, based on their familiarity with his professional reputation and experience in the commercial real estate industry, including the prior experience of these individuals, as well as the rest of our financial management team, in transacting business with Mr. Chapman during his career as Executive Vice President and the Head of Commercial Real Estate at Wells Fargo & Co. (as described in more detail below). The Nominating/Corporate Governance Committee did not engage the services of any third-party search firm in connection with its selection of Mr. Chapman.

Summary of Board Experience

As a general matter, our Board believes that each of our directors has valuable individual experiences, qualifications, attributes and skills, including significant leadership and strategic planning experience, gained through experience in one or more of the fields and capacities summarized below that, taken together, provide us with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of the management of a publicly traded real estate investment trust (“REIT”) in the shopping center industry such as CBL:

	C. Lebovitz	S. Lebovitz	G. Bryenton	L. Chapman	T. DeRosa	M. Dominski	G. Nay	K. Nelson	W. Walker
Chief Executive Officer/ President/Founder	X	X				X		X	X
Chief Financial Officer					X
Chief Operating Officer/ Business Unit Chief Executive			X	X			X	X
Commercial Real Estate	X	X		X	X	X	X	X
Financial Services / Capital Markets		X		X	X	X		X	X
Legal Services			X
Retail Operations					X		X
Financial Literacy	X	X	X	X	X	X	X	X	X
Risk Oversight / Management	X	X	X	X	X	X	X	X	X

Additional details concerning the senior executive management, professional, public company and philanthropic leadership experiences that the Board of directors has determined qualify each director and director nominee for service on the Company’s Board of Directors are set forth in each individual’s biography presented below. For each of these individuals, the position(s) shown in the left column represents the individual’s position(s) with the Company and with CBL & Associates Management, Inc., a Delaware corporation (the “Management Company”), through which the Company’s property management and development activities are conducted.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION

Charles B. Lebovitz Chairman of the Board Director since 1993 Age – 77
Charles B. Lebovitz serves as Chairman of the Board of the Company and as Chairman of the Executive Committee of the Board of Directors. He previously served as Chief Executive Officer of the Company from the completion of its initial public offering in November 1993 until 2010, and also served as President of the Company until February 1999. Prior to the Company’s formation, he served in a similar capacity with CBL’s Predecessor. Mr. Lebovitz has been involved in shopping center development since 1961 when he joined his family’s development business. In 1970, he became affiliated with Arlen Realty & Development Corp. (“Arlen”) where he served as President of Arlen’s shopping center division, and, in 1978, he founded CBL’s Predecessor together with his associates.

Mr. Lebovitz is an Advisory Director of First Tennessee Bank, N.A., Chattanooga, Tennessee and a member of the Urban Land Institute. He is a past president of the B’nai Zion Congregation in Chattanooga, a member of the National Board of Directors of Maccabiah USA/Sports for Israel (Maccabiah Games), and a National Vice Chairman of the United Jewish Appeal. He was the Campaign Chair for the Jewish Federation of Greater Chattanooga in 1989 and served as President in 1990-91. Mr. Lebovitz also has previously served as Chairman of the International Council of Shopping Centers, Inc. (“ICSC”) and as a Trustee and Vice President (Southern Division) of the ICSC and is a former member of the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). He is a former member of the Chancellor’s Round Table for the University of Tennessee at Chattanooga, a Past President of the Alumni Council for The McCallie School, Chattanooga, and a past member of The McCallie School Board of Trustees, where he was named the recipient of the 1995 Distinguished Alumnus Award. He also is a past member of the Board of Trustees for Girls’ Preparatory School in Chattanooga. Mr. Lebovitz received his Bachelor of Arts degree in Business from Vanderbilt University. He is the father of Stephen D. Lebovitz and Michael I. Lebovitz, executive officers of the Company, and Alan L. Lebovitz, a senior vice president of the Company.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION

Stephen D. Lebovitz President and Chief Executive Officer Director since 1993 Age – 53
Stephen D. Lebovitz served as President and Secretary of the Company from February 1999 to January 1, 2010, when he became President and Chief Executive Officer, and has served as a director of the Company since the completion of its initial public offering in November 1993. He also serves as a member of the Executive Committee of the Board of Directors. Since joining CBL’s Predecessor in 1988, Mr. Lebovitz has also served as Executive Vice President – Development/Acquisitions, Executive Vice President – Development, Senior Vice President – New England Office, and as Senior Vice President – Community Center Development and Treasurer of the Company. Before joining CBL’s Predecessor, Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1984 to 1986.

Mr. Lebovitz is a past president of the Boston Jewish Family & Children’s Service, co-chair of the 2009 Annual Campaign, a Trustee of Milton Academy, Milton, Massachusetts, and a former member of the Board of Trust of Children’s Hospital, Boston. He received the 2014 Edwin N. Sidman Leadership Award for his philanthropic contributions to Boston’s Combined Jewish Philanthropies, including his service as a former Board member and annual campaign chair. Mr. Lebovitz is a past Trustee and Divisional Vice President of the ICSC (2002-08). Mr. Lebovitz holds a Bachelor’s degree in Political Science from Stanford University and a Master of Business Administration degree from Harvard University. Stephen D. Lebovitz is a son of Charles B. Lebovitz, the Company’s Chairman, and a brother of Michael I. Lebovitz and Alan L. Lebovitz, an executive vice president and a senior vice president, respectively, of the Company.

Gary L. Bryenton Director since 2001 Age – 74
Gary L. Bryenton joined the Company as a director on January 31, 2001, in accordance with the terms of the Company’s acquisition of a portfolio of properties from Jacobs Realty Investors Limited Partnership, a Delaware limited partnership (“JRI”) and certain of its affiliates and partners (collectively referred to herein as the “Jacobs Group” and the acquisition is referred to herein as the “Jacobs Acquisition”). Mr. Bryenton is Chairman of the Nominating/Corporate Governance Committee and a member of the Audit Committee of the Company’s Board of Directors.

Mr. Bryenton is a Senior Partner of the law firm of Baker & Hostetler LLP, where he counsels individual professionals and business entities in business, financial and tax planning as well as in structuring a variety of complex real estate, financing and merger and acquisition transactions, and has formerly served as the firm’s Executive Partner and Chief Operating Officer. He currently is a member of the Board of Trustees of Heidelberg College and also is a former Trustee of the Rutherford B. Hayes Presidential Center. Mr. Bryenton received his Bachelor of Arts degree from Heidelberg College and a Doctor of Jurisprudence degree from Case Western Reserve University School of Law.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION

A. Larry Chapman Director since 2013 Age – 67
A. Larry Chapman joined the Company as a director on August 16, 2013. Mr. Chapman is a retired 37-year veteran of Wells Fargo & Co., serving as an executive officer of the company from 1987 to 2011. He most recently served as Executive Vice President and the Head of Commercial Real Estate, and as a member of the Wells Fargo Management Committee, from 2006 until his retirement in June 2011. Mr. Chapman joined Wells Fargo in 1974 in its Houston Real Estate office. In 1987, he was promoted to President of Wells Fargo Realty Advisors, a wholly-owned subsidiary of Wells Fargo & Co. As the Group Head of Wells Fargo’s Commercial Real Estate Lending business, Mr. Chapman was responsible for the group’s 75 nationally located real estate loan production offices and 1,500 full time employees. At his retirement in 2011, Mr. Chapman managed the largest bank real estate lending portfolio in the United States, which totaled approximately $60 billion.

Mr. Chapman was elected to the Board of Directors of Realty Income Corporation, a triple net lease REIT, in February 2012, and also serves on its Audit and Compensation committees. He is a former board member of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley; past governor, council member, and trustee of the Urban Land Institute; a member of NAREIT; and a member and past trustee of the ICSC. Mr. Chapman previously was appointed by the Governor of California to serve on the board of the California Science Center Museum. He also spent six years on the Los Angeles Memorial Coliseum Commission, serving as President in 2002. Mr. Chapman received his Bachelor of Business degree in finance and banking from Texas Tech University.

Thomas J. DeRosa Director since 2010 Age – 56
Thomas J. DeRosa joined the Company as a director on May 3, 2010. He is former Vice Chairman and Chief Financial Officer of The Rouse Company (real estate development and operations), a position he held from September 2002 until November 2004 when The Rouse Company merged with General Growth Properties, Inc. From 1992 to September 2002, Mr. DeRosa held various positions at Deutsche Bank (Deutsche Bank AG) and Alex. Brown & Sons, including Global Co-Head of the Health Care Investment Banking Group of Deutsche Bank and Managing Director in the Real Estate Investment Banking Group of Alex. Brown & Sons.

Since 2004, Mr. DeRosa has been a director of Health Care REIT, Inc., a NYSE-listed REIT focused on senior housing and health care real estate, where he currently serves as Chairman of the Compensation Committee of the board of directors and is a member of the Investment, Nominating/Corporate Governance and Executive Committees of Health Care REIT’s board. During 2013, Mr. DeRosa became a director of Empire State Realty Trust, Inc., a NYSE-listed REIT which owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, where he currently serves as Chairman of the Audit Committee of the board of directors and as a member of the board’s Investment Committee. Mr. DeRosa serves as a director of Value Retail PLC, a private UK owner, operator and developer of high fashion outlet shopping villages in Europe. He also previously served as a director of Dover Corporation, a NYSE-listed global provider of equipment, specialty systems and services for various industrial and commercial markets, and as a member of the Audit Committee of Dover Corporation’s board. Mr. DeRosa received a Bachelor of Science degree in Business Administration from Georgetown University, where he served as a Trustee and as a member of the school’s Board of Directors and its Audit Committee from 2007 to 2013, and also received a Master of Business Administration degree from Columbia University.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION

Matthew S. Dominski Director since 2005 Age – 59
Matthew S. Dominski joined the Company as a director on February 2, 2005. Mr. Dominski is a member of the Company’s Audit, Compensation and Nominating/Corporate Governance Committees. From 1993 through 2000, Mr. Dominski served as Chief Executive Officer of Urban Shopping Centers (“Urban”), formerly one of the largest regional mall property companies in the United States and a publicly traded REIT listed on the NYSE and the Chicago Exchange. Previously, he also served in various management positions at JMB Realty Corporation. Following the purchase of Urban by Rodamco North America in 2000, Mr. Dominski served as Urban’s President until 2002.

Mr. Dominski operated, as a joint owner, Polaris Capital, LLC, a Chicago, Illinois based real estate investment firm, from 2003 through 2013. Mr. Dominski currently serves as a director of First Industrial Realty Trust, a NYSE-listed REIT which buys, sells, leases, develops and manages industrial real estate. From 1998 until 2004, Mr. Dominski served as a member of the Board of Trustees of the ICSC. Mr. Dominski received his Bachelor of Arts degree in economics from Trinity College and a Master of Business Administration degree from the University of Chicago.

Gary J. Nay Director since 2011 Age – 69
Gary J. Nay joined the Company as a director upon his election at the 2011 Annual Meeting. He is the former Vice President of Real Estate of Macy’s, Inc. and its predecessor, Federated Department Stores, a position he held from 1988 through his retirement in February 2010. As head of Real Estate at Federated/Macy’s, Mr. Nay led the growth of the company’s portfolio from 220 stores to 850 Macy’s and Bloomingdale’s stores across 45 states, Puerto Rico and Guam, generating more than $24 billion in sales. From 1980 to 1988, Mr. Nay served as Divisional Vice President of Real Estate for Mervyn’s, then a subsidiary of Dayton Hudson Corporation, during which time he was responsible for Mervyn’s expansion to the East Coast, opening 76 stores from Texas to Florida.

Mr. Nay has served on the Board of Trustees of the ICSC, including positions on the Executive Committee and as former Dean of the School of Retailing for ICSC’s University of Shopping Centers. He also previously served as a director of the Dan Beard Council of The Boy Scouts of America and has held positions on the Strategic Planning Committee and as past Co-Chairman of the Friends of Scouting campaign. During his career at Federated/Macy’s, Mr. Nay chaired the annual United Way Campaign for Macy’s corporate office and represented Macy’s on the board of The Cincinnati New Markets Fund, a private organization of 13 leading Cincinnati corporations, providing loans and equity investments that have helped to revitalize the center city and adjacent Over-The-Rhine neighborhood in Cincinnati, Ohio. Mr. Nay holds a B.A. degree from the University of North Texas.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION

Kathleen M. Nelson Director since 2009 Age – 68
Kathleen M. Nelson joined the Company as a director on May 5, 2009, when she was appointed to the Board of Directors to fill the vacancy that resulted from the retirement of director Martin J. Cleary following the Company’s 2009 Annual Meeting of Stockholders. (See below under “Certain Terms of the Jacobs Acquisition” for additional information.) Ms. Nelson has an extensive background in commercial real estate and financial services with over 40 years of experience, including 36 years at TIAA-CREF. Ms. Nelson held the position of Managing Director/Group Leader and Chief Administrative Officer for TIAA-CREF’s Mortgage and Real Estate Division. TIAA-CREF’s mortgage and real estate portfolio totaled over $53.0 billion and was invested in all sectors of real estate, of which approximately 25% was invested in retail. Ms. Nelson developed and staffed TIAA-CREF’s Real Estate Research Department and created the pre-eminent commercial mortgage loan sales model for TIAA-CREF, generating over $10.0 billion in mortgage sales. She retired from this position in 2004 and currently serves as President and Founder of KMN Associates LLC (KMN), a commercial real estate investment advisory and consulting firm which advises clients in a variety of commercial real estate transactions including portfolio strategy and capital sourcing. In 2009, Ms. Nelson co-founded and serves as Managing Principal of Bay Hollow Associates, LLC, a commercial real estate consulting firm, which provides counsel to institutional investors.

Ms. Nelson has previously served as Chairman of the ICSC, has been an ICSC Trustee since 1991, and served as the Treasurer and Chairman for the 1996 ICSC Annual Convention. She is the Chairman of the ICSC Audit Committee and is a member of various other ICSC committees. Ms. Nelson is a director, and a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees, of Apartment Investment and Management Company (AIMCO), a publicly held REIT that owns and manages multi-family residential properties. Ms. Nelson is also a director, and a member of the Risk Committee, of Dime Community Bancshares, Inc., a publicly traded bank holding company based in Brooklyn, New York. She also serves as an unaffiliated Director of the J.P. Morgan U.S. Real Estate Income & Growth Fund and on the Castagna Realty Company Advisory Board, the Beverly Willis Architectural Foundation Advisory Board and is a member of the Anglo American Real Property Institute. She has served on the Board of Advisors to the Rand Institute Center for Terrorism Risk Management Policy. Ms. Nelson is a graduate of Indiana University with a Bachelor of Science degree in Real Estate, the University of Chicago Executive Management Program, and the Aspen Institute Leadership Seminar.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RE-ELECTION OF THE EIGHT DIRECTOR NOMINEES NAMED ABOVE

ADDITIONAL DIRECTOR NOT STANDING FOR RE-ELECTION	BIOGRAPHICAL INFORMATION

Winston W. Walker Director since 1993 Age – 70
Winston W. Walker, who announced in February his decision to retire as a director of the Company at this year’s Annual Meeting, has served as a director of the Company since the completion of its initial public offering in November 1993. He currently serves as a member of the Compensation and Nominating/Corporate Governance Committees of the Company’s Board of Directors and as Chairman of the Audit Committee.

Mr. Walker served as President and Chief Executive Officer of Provident Life and Accident Insurance Company of America (“Provident”) from 1987 until 1993, and served in various other capacities with Provident from 1974 to 1987. Since 1993, Mr. Walker has been President and Chief Executive Officer of Walker & Associates, which provides strategic consultation primarily to clients in the healthcare and insurance industries. Mr. Walker is a director, a member of the Audit Committee and Chairman of the Compensation Committee of American Campus Communities, Inc. of Austin, Texas, a NYSE-listed REIT that is one of the largest owners, managers and developers of high quality student housing properties in the United States. Mr. Walker received a Bachelor of Arts degree in Russian from Tulane University and a Ph.D. in Mathematics from the University of Georgia.

Additional Executive Officers

Set forth below is information with respect to those individuals serving as executive officers of the Company as of March 7, 2014 (other than Charles B. Lebovitz and Stephen D. Lebovitz):

Name	Age	Current Position (1)
Jeffery V. Curry	53	Chief Legal Officer and Secretary
Ben S. Landress	86	Executive Vice President – Management
Michael I. Lebovitz	50	Executive Vice President – Development and Administration
Farzana K. Mitchell	62	Executive Vice President – Chief Financial Officer and Treasurer
Augustus N. Stephas	71	Executive Vice President and Chief Operating Officer
________________________
(1)    The position shown represents the individual’s position with the Company and with the Management Company.

Jeffery V. Curry serves as Chief Legal Officer and Secretary of the Company. Mr. Curry initially was appointed to serve as Interim Chief Legal Officer of the Company simultaneously with the creation of the Chief Legal Officer position by the Board in February 2012, which appointment was made permanent effective April 3, 2012. He was appointed Secretary of the Company effective September 10, 2012. Mr. Curry previously had served since 1986 as a legal advisor to the Company. Prior to joining the Company, Mr. Curry was a partner in the national law firm of Husch Blackwell LLP, counsel to the Company, a position he held since 2006 when he joined the local office of that firm along with a group of lawyers relocating from a firm that formerly provided legal services to the Company. Mr. Curry received his Doctor of Jurisprudence degree in 1985 from the University of Memphis Law School, where he was on the Editorial Board of the University of Memphis Law Review, and received a LL.M. in Taxation from New York University School of Law in 1986. Mr. Curry is a member of NAREIT. He also serves as a vice president and a member of the board of directors for Chattanooga Inner City Outreach, Inc., a local non-profit organization, and he is a member of the Chattanooga Bar Association and the Tennessee Bar Association.

Ben S. Landress serves as Executive Vice President – Management of the Company. He has held that position since January 1997. Prior to that time, Mr. Landress served as Senior Vice President – Management and prior thereto, he served in a similar capacity with CBL’s Predecessor. He also serves as the Company’s Compliance Officer. Mr. Landress has been involved in the shopping center business since 1961 when he joined the Lebovitz family’s development business. In 1970, he became affiliated with Arlen’s shopping center division, and, in 1978, joined Charles B. Lebovitz as an Associate in establishing CBL’s Predecessor.

Michael I. Lebovitz serves as Executive Vice President – Development and Administration of the Company. Mr. Lebovitz served as Senior Vice President – Chief Development Officer of the Company from June 2006 through January 1, 2010, when he was promoted to his current position. Previously, he served the Company as Senior Vice President – Mall Projects, having held that position since January 1997. Prior to that time, Mr. Lebovitz served as Vice President - Development and as a project manager for the Company. Mr. Lebovitz joined CBL’s Predecessor in 1988 as a project manager for CoolSprings Galleria in Nashville, Tennessee, and was promoted to Vice President in 1993. Prior to joining CBL’s Predecessor, he was affiliated with Goldman, Sachs & Co. from 1986 to 1988. He is past president of the Jewish Community Federation of Greater Chattanooga and a past member of the national board of Hillel. Mr. Lebovitz currently serves on the national boards of Jewish Federations of North America and the United Israel Appeal. He formerly served on the board of the United States Holocaust Memorial Council and was National Campaign Chair for the Jewish Federations of North America from 2010 – 2011. He is also a member of the Boards of the United Way of Greater Chattanooga and of The McCallie School in Chattanooga. Michael I. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Alan L. Lebovitz.

Farzana K. Mitchell serves as Executive Vice President – Chief Financial Officer and Treasurer of the Company. Ms. Mitchell served as Executive Vice President – Finance of the Company from January 2010 through September 10, 2012, when she was promoted to her current positions. Previously, Ms. Mitchell served as Senior Vice President – Finance of the Company from September 2000 through January 1, 2010. Prior to joining the Company, Ms. Mitchell was Vice President of Equitable Real Estate (successor to Lend Lease Real Estate Investments prior to its acquisition by Morgan Stanley). Ms. Mitchell served the Equitable and Lend Lease companies for 18 years in various senior financial positions and as Deputy Portfolio Manager for Equitable/AXA Financial’s mortgage portfolio. From 1976 to 1982, she served as Assistant Treasurer of IRT Property Company, a former REIT. Ms. Mitchell has served since October 2010 on the Board of Commissioners of the Chattanooga Metropolitan Airport Authority (CMA) and also is a member of the Finance Committee of the CMA. Ms. Mitchell received a Bachelor of Business Administration degree in Economics, a Master of Business Administration degree in Accounting and a Master of Science degree in Real Estate and Urban Affairs from Georgia State University. She is a certified public accountant, licensed in the state of Georgia.

Augustus N. Stephas serves as Executive Vice President and Chief Operating Officer of the Company. Mr. Stephas served as Chief Operating Officer – Senior Vice President of the Company from February 2007 through January 1, 2010, when he was promoted to his current position. Previously, Mr. Stephas served as Senior Vice President – Accounting and Controller of the Company, having held those positions since January 1997. Mr. Stephas joined CBL’s Predecessor in July 1978 as Controller and was promoted to Vice President in 1984. From 1970 to 1978, Mr. Stephas was affiliated with the shopping center division of Arlen, first as accountant and later as assistant controller.

Other Senior Officers

Set forth below is information with respect to those individuals serving as senior officers of the Company, in addition to our directors and executive officers, as of March 7, 2014:

Name	Age	Current Position (1)
Howard B. Grody	53	Senior Vice President – Leasing
Mike Harrison	45	Senior Vice President – Strategic and Technology Initiatives
Alan L. Lebovitz	46	Senior Vice President – Asset Management
Katie A. Reinsmidt	35	Senior Vice President – Investor Relations/Corporate Investments
Jerry L. Sink	63	Senior Vice President – Mall Management
Charles W.A. Willett, Jr.	64	Senior Vice President – Real Estate Finance
___________________________
(1)    The position shown represents the individual’s position with the Company and with the Management Company.

Howard B. Grody serves as Senior Vice President – Leasing of the Company. He was promoted to that position in June 2008. Previously, Mr. Grody had served as Vice President – Mall Leasing of the Company since 2000. Mr. Grody joined CBL in 1991 as a Leasing Manager for the Turtle Creek Mall development in Hattiesburg, Mississippi, and subsequently was promoted to the position of Senior Leasing Manager, assuming leasing responsibilities for the Company’s three Nashville-area malls. Prior to joining CBL, Mr. Grody worked in the real estate industry with Sizeler Real Estate Properties and R. G. Foster & Associates. Mr. Grody received his Bachelor of Science in Management degree from Tulane University.

Mike Harrison joined the Company as Senior Vice President – Strategic and Technology Initiatives of the Company in October 2013, to provide leadership and oversight of new strategic initiatives and technology solutions with the goal of improving CBL’s operations. Prior to joining CBL, Mr. Harrison served for two years as Senior

Vice President Real Estate and Chief Financial Officer for a private real estate developer, owner and operator. Mr. Harrison’s prior experience also includes 18 years of senior level consulting practice focused on strategic management in the real estate industry at RealFoundations, Inc. as well as serving as a former principal and managing director at KPMG LLP. Mr. Harrison has served as a consultant for numerous public and private real estate companies evaluating and overseeing the execution of strategic operating and financial plans. He also served for five years as a controller for a publishing and distribution company. Mr. Harrison received his Accounting degree from Dallas Baptist University.

Alan L. Lebovitz serves as Senior Vice President – Asset Management of the Company. He was promoted to that position in February 2009, having previously served as Vice President – Asset Management since 2002. Mr. Lebovitz previously had served in various positions in management, leasing and development since joining the Company in 1995. Prior to joining CBL in 1995, Mr. Lebovitz received his B.A. from Northwestern University in 1990, was affiliated with Goldman, Sachs & Co. from 1990 to 1992 and obtained an M.B.A. from Vanderbilt University. He has been an active community volunteer for organizations that include: Alzheimer Association’s Mid-South Chapter, B’nai Zion Synagogue, Chattanooga Area Chamber of Commerce - Leadership Chattanooga and Workforce Development Task Force, Chattanooga Public Education Foundation, Jewish Federation of Greater Chattanooga, The McCallie School, Normal Park Museum Magnet School, and United Way of Greater Chattanooga. Alan L. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Michael I. Lebovitz.

Katie A. Reinsmidt serves as Senior Vice President – Investor Relations/Corporate Investments of the Company, having been promoted to that position in September 2012. Ms. Reinsmidt joined the Company as Director of Investor Relations in 2004 and was promoted to Director – Corporate Communications and Investor Relations in 2008 and to Vice President – Corporate Communications and Investor Relations of the Company in 2010. Prior to joining the Company, Ms. Reinsmidt served as an Associate Analyst at A.G. Edwards & Sons in St. Louis, Missouri, where she provided research coverage for retail, healthcare and lodging REITs. Ms. Reinsmidt received her Bachelor of Science degree in Economics from the University of Missouri – St. Louis. She also serves as a Trustee and as Vice Chairman of the City of Chattanooga General Pension Board.

Jerry L. Sink serves as Senior Vice President – Mall Management of the Company. He has held that position since February 1998. Prior to that time, Mr. Sink had served as Vice President - Mall Management since joining the Company in July 1993. Mr. Sink served as Vice President of Retail Asset Management for Equitable Real Estate, Chicago, Illinois, from January 1988 to June 1993 and, prior to January 1988, he was affiliated with General Growth Companies, Inc. as Vice President of Management. Mr. Sink holds the designations of Certified Retail Expert (CRX) and Certified Shopping Center Manager (CSM) as recognized by the ICSC.

Charles W.A. Willett, Jr. serves as Senior Vice President – Real Estate Finance of the Company. He has held that position since January 2002. Mr. Willett was promoted to Vice President - Real Estate Finance in 1996 and held that position until his promotion to Senior Vice President as stated above. Prior to 1996, Mr. Willett participated in the Company’s finance department and he served in a similar capacity with CBL’s Predecessor prior to 1993. Mr. Willett joined CBL’s Predecessor in 1978 and prior thereto, he was affiliated with Arlen in its finance and accounting departments.

Operation of the Company’s Business; Certain Aspects of the Company’s Capital Structure

The Company operates through its two wholly-owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation (“CBL Holdings I”), and CBL Holdings II, Inc., a Delaware corporation (“CBL Holdings II”). Through the referenced subsidiaries, the Company currently holds a 1.0% sole general partner interest and a 84.2% limited partner interest in CBL & Associates Limited Partnership, a Delaware limited partnership (the “Operating Partnership”). See “Certain Relationships and Related Person Transactions – Operating Partnership Agreement; CBL Rights”. The Company conducts substantially all of its business through the Operating Partnership. The Company conducts its property management and development activities through the Management Company, which is a taxable REIT subsidiary of the Operating Partnership, to comply with certain technical requirements of the Internal Revenue Code of 1986, as amended.

Certain Terms of the Jacobs Acquisition

In connection with the Jacobs Acquisition and pursuant to a 12-year voting and standstill agreement (the “Voting/Standstill Agreement”) that expired on January 31, 2013, the Company had agreed to expand its Board of Directors by two members and to nominate two designees of JRI as members of the Board. Gary L. Bryenton and Kathleen N. Nelson were serving as such designees at the time such rights lapsed during 2012 as a result of JRI ceasing to own the required amount of our outstanding securities to support the continuation of such right. However, neither Gary L. Bryenton nor Kathleen M. Nelson were parties to the Voting/Standstill Agreement, nor is either of them a party to any other agreement which obligates them to vote with management of the Company on any matter.

Corporate Governance Matters

Overview. Our Board of Directors has adopted guidelines on corporate governance (including director independence criteria), committee charters, and a code of business conduct and ethics setting forth the Company’s corporate governance principles and practices. Effective as of January 1, 2006, the Company adopted amended and restated guidelines on corporate governance incorporating all previous guidelines on corporate governance and including additional policy statements, which were further amended effective January 1, 2012 with respect to minimum stock ownership levels for non-employee directors (collectively, as amended and restated, referred to herein as the “Corporate Governance Guidelines”). See “Corporate Governance Matters – Additional Policy Statements”. These documents can be accessed in the “Investing – Governance Documents” and “Investing – Board Committees” sections of the Company’s website at cblproperties.com.

Director Independence. Our Board has adopted a set of director independence standards (“Director Independence Standards”) for evaluating the independence of each of the directors in accordance with the requirements of the Securities and Exchange Commission (“SEC”) and of the NYSE corporate governance standards. The Director Independence Standards are included as an exhibit to the Company’s Corporate Governance Guidelines, which can be found in the “Investing – Governance Documents” section of the Company’s website at cblproperties.com. Pursuant to NYSE Rule 303A.02(a) and the provisions of the Company’s Director Independence Standards (as set forth below), our Board has reviewed whether any director has any relationship with the Company’s independent auditors that would preclude independence under SEC and NYSE rules, or any material relationship with the Company (either directly or as a partner, member, shareholder or officer of an organization that has a relationship with the Company) which could (directly or indirectly) materially impact the ability of such director or nominee to exert his or her independent judgment and analysis as a member of the Board. As a result of this review, the Board affirmatively determined that seven of the Company’s nine current directors were independent under the standards of the SEC and NYSE and as set forth in the Company’s Director Independence Standards. Messrs. Charles B. Lebovitz and Stephen D. Lebovitz, who are executive officers of the Company and employees of the Management Company, were not deemed independent. In making the independence determinations with respect to the other seven directors, the Board considered the following matters and determined that they did not interfere with the independence of the following two directors:

•
With respect to Mr. Bryenton and Ms. Nelson, the Board considered the Company’s contractual commitments in connection with the terms of the Jacobs Acquisition prior to their expiration, as described above (see above “Certain Terms of the Jacobs Acquisition”).

•
With respect to Mr. Bryenton, the Board considered the fact that he serves on the board of REJ Realty LLC (“REJ”), which holds the majority of the assets comprising the estate of Richard E. Jacobs, and continues to serve as legal counsel to the Jacobs Group and to certain members of the Jacobs family, but solely concerning matters unrelated to the Company and the Jacobs Acquisition (for which such parties employ separate counsel). In connection with these relationships, the Board also considered the fact that Mr. Bryenton has provided formal, written confirmation to both the Company and REJ Realty LLC that:

(i)    in his capacity as a director of CBL, Mr. Bryenton committed to, and did, recuse himself from all discussions relating to (A) the Series J Special Common Units (“SCUs”) in the Operating Partnership (now Common Units, following the Company’s exercise of its right to convert all Series J SCUs to Common Units during 2011) held or controlled by

REJ, (B) the conversion of such Series J SCUs to Common Units in CBL’s Operating Partnership and (C) the exercise of exchange rights with respect to Operating Partnership units held or controlled by REJ into common stock of CBL, and related matters;
(ii)    in his capacity as one of the voting members of the Board of Managers of REJ, Mr. Bryenton committed to, and did, recuse himself from all discussions relating to (A) the Series J SCUs held or controlled by REJ, (B) the conversion of such Series J SCUs to Common Units by CBL, and (C) the exercise of exchange rights with respect to units held or controlled by REJ for common stock of CBL, and subsequent decisions regarding the disposition of such common stock of CBL; and
(iii)    both in his capacity as a director of CBL and in his capacity as one of the voting members of the Board of Managers of REJ, Mr. Bryenton will recuse himself from any and all discussions relating to decisions regarding Triangle Town Center and Gulf Coast Town Center while REJ continues to own and/or control interests in those joint ventures.

Additional Policy Statements. Effective as of January 1, 2006, and further amended effective January 1, 2012 with respect to minimum stock ownership levels for non-employee directors, the Company has included additional policy statements as part of the Corporate Governance Guidelines. A summary of these policy statements is as follows:

Limits on Other Board Participation – a policy statement that limits to four (4) the number of other public company boards (not counting the Company’s Board) upon which a director may serve at any given time.

Minimum Stock Ownership for Non-Employee Directors – as amended, a policy statement that provides that by the later of five (5) years from January 1, 2012 or becoming a member of the Company’s Board, a Non-Employee Director (a director that is not an employee of the Company, currently, the Independent Directors) must own at least an amount of shares of the Company’s common stock having a value, determined as set forth in the policy statement, equal to not less than three (3) times the amount of annual cash compensation that such non-employee director shall receive from the Company. This policy statement includes an exemption for any non-employee director who is prohibited by law or by the regulations of his or her employer from having an ownership interest in the Company’s securities.

Minimum Stock Ownership for Executive Officers and Senior Vice Presidents – a policy statement that provides that by the later of five (5) years from the adoption of the policy or becoming an executive officer or senior vice president, such officer must own an amount of the Company’s Common Stock, determined as set forth in the policy statement, having a value at least equal to the following formula amounts:

Executive Officer	Level of Stock Ownership

Chief Executive Officer	3x prior calendar year’s annual base salary
President	2x prior calendar year’s annual base salary
Chief Financial Officer	2x prior calendar year’s annual base salary
Executive Vice President	2x prior calendar year’s annual base salary
Senior Vice Presidents	1x prior calendar year’s annual base salary

Changes in Director’s Principal Occupation or Business Association – a policy statement that provides that when the principal occupation or business association of a member of the Board of Directors changes substantially from the position he or she held when originally invited to join the Board of Directors, such director shall promptly tender his or her resignation as a director to the Chairman of the Board of Directors. The Nominating/Corporate Governance Committee shall then review whether it is appropriate and in the best interests of the Company to allow the continued participation of such director as a member of the Board of Directors of the Company. If the Nominating/Corporate Governance Committee recommends that such director should no longer serve as a member of the Board of Directors of the Company as a result of such change, and the full Board of Directors (excluding the director at issue) ratifies such recommendation, then the tender of resignation by the affected director shall be accepted by the Board of Directors.

Initial Term of Director Appointed to Fill a Board Vacancy – a policy statement that provides that any director appointed by the Board of Directors of the Company to fill a vacancy created by the departure of another director shall serve only until the next regularly scheduled annual meeting of the Company’s stockholders. In order for such director to continue to serve thereafter, he or she must be nominated and duly elected for another full term.

Executive Sessions for Independent Directors. In accordance with the NYSE Rule 303A.03, the Independent Directors of the Company meet from time to time in scheduled executive sessions without management participation. The Independent Directors have designated Winston W. Walker as lead Independent Director, solely for the purpose of chairing these executive sessions. The Independent Directors met in four executive sessions during 2013.

Board Leadership Structure. Our Board of Directors has no formal policy with respect to the separation of the offices of Chairman and Chief Executive Officer. Prior to January 1, 2010, Charles B. Lebovitz had served as Chairman of the Board and Chief Executive Officer of the Company since the completion of its initial public offering in November 1993. During the fourth quarter of 2009, the Board determined that Stephen D. Lebovitz should be promoted to serve as Chief Executive Officer of the Company effective January 1, 2010. The Board determined that it was appropriate to separate these positions at this time, as part of a natural progression in planning for succession in the leadership of the Company, and in recognition of the significant contribution that Stephen D. Lebovitz’ leadership has made to the success of the Company over his many years of service, including his service as CBL’s President and Secretary since 1999 and his involvement as a principal in each major transaction engaged in by the Company since its initial public offering in 1993. The Board also determined that Charles B. Lebovitz should continue to serve as executive Chairman of the Board, thereby maintaining his integral role in the Company’s ongoing operations and leadership.

Additionally, our Board of Directors believes that the leadership provided to the Company by the two current executive directors (Chairman Charles B. Lebovitz and President and Chief Executive Officer Stephen D. Lebovitz) is appropriately complemented by a strong leadership and oversight role played by the Company’s Independent Directors, which may be summarized as follows:

•
Both our Certificate of Incorporation and Bylaws require that a majority of our Board be comprised of Independent Directors; historically this requirement has been satisfied at all times, and seven of the nine current members of the Company’s Board satisfy this requirement as described above.

•
The Independent Directors are a sophisticated group of professionals, all of whom have significant experience in the commercial real estate industry in addition to possessing a variety of other expertise and skills, and many of whom either are currently, or have been, leaders of major companies or institutions.

•
Our Board has established three standing Committees composed solely of Independent Directors — the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee — each with a different Independent Director serving as Committee chair, and each with responsibility for overseeing key aspects of CBL’s corporate governance (see “Board of Directors Meetings and Committees” below).

•	As described above, the Independent Directors regularly meet in executive session without the presence of management, with the lead Independent Director presiding over such sessions.

•
The Independent Directors, as well as our full Board, have complete access to the Company’s management team. The Board and its committees receive regular reports from management on the business and affairs of the Company and the current and future issues that the Company faces.

•
Under the Company’s Corporate Governance Guidelines, all Company directors are to have full access to the executive officers of the Company (including the Company’s Chief Legal Officer), the Company’s independent counsel, and any other advisors the Board or any director deems necessary or appropriate.

Board and Management Roles in Risk Oversight. Assessing and managing risk is the responsibility of the management of CBL. Our Board is responsible for overseeing our risk management. The Board administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board and its committees on topics relating to the risks that the Company faces, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company and various other matters relating to the Company’s business; (2) the required approval by the Board of Directors (or a committee thereof) of significant transactions that entail the expenditure of funds or incurrence of debt or liability in amounts in excess of certain threshold dollar amounts; (3) the review and discussion of regular periodic reports to the Board and its committees from the Company’s independent registered public accountants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes; and (4) the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating/Corporate Governance Committees.

In addition, under its charter, the Audit Committee is specifically responsible for reviewing and discussing management’s policies with respect to risk assessment and risk management. The Company’s Director of Internal Audit meets regularly in executive sessions with the Audit Committee (at least quarterly and more frequently if necessary), for discussions of the Company’s oversight of risk through the internal audit function, including an annual review of the Company’s internal audit plan, which is focused on significant areas of financial, operating, and compliance risk, and periodic updates on the results of completed internal audits of these significant areas of risk. The Audit Committee also monitors the Company’s SEC disclosure compliance, and any related reporting risks, by receiving regular reports from the Company’s Disclosure Committee, and exercises certain oversight responsibilities concerning the Company’s use of interest rate hedging instruments to manage our exposure to interest rate risk (including but not limited to entering swaps for such purpose and the exemption of any such swaps from applicable execution and clearing requirements), and under the Company’s Related Party Transactions Policy as described herein under the section entitled “Certain Relationships and Related Person Transactions.”

Communicating with the Board of Directors. The Company provides a process for stockholders and other interested parties to send communications to the Board or any of the directors. Such persons may send written communications to the Board or any of the directors c/o the Company’s Senior Vice President – Investor Relations/Corporate Investments, CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000. All communications will be compiled by the Company’s Senior Vice President – Investor Relations/Corporate Investments and submitted to the Board or the individual director(s) to whom such communication is addressed. It is the Company’s policy that all directors attend the Annual Meeting unless they are prevented from attending due to scheduling conflicts or important personal or business reasons; provided, however, it is the Company’s policy that a majority of the directors (including a majority of the Company’s Independent Directors) attend each Annual Meeting. All of the Company’s directors attended the 2013 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics. Our Board has adopted a Second Amended and Restated Code of Business Conduct and Ethics (the “Code of Business Conduct”) that applies to all directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct is available in the “Investing – Governance Documents” section of the Company’s website at cblproperties.com, or at no charge by directing a written request for a copy to the Company at CBL & Associates Properties, Inc., CBL Center, Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee 37421-6000, Attention: Senior Vice President – Investor Relations/Corporate Investments. The purpose of the Code of Business Conduct is to provide a codification of standards that is reasonably designed to deter wrongdoing and to promote accountability for and adherence to the standards of the Code, including honest and ethical conduct; the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the Company’s filings with the SEC and in other public communications by the Company; and compliance with all applicable rules and regulations that apply to the Company and to its directors, officers and employees.

Board of Directors’ Meetings and Committees

Our Board of Directors has established standing Executive, Audit, Compensation and Nominating/ Corporate Governance Committees, as described in more detail below.

The Executive Committee
Members: Charles B. Lebovitz (Chair) Stephen D. Lebovitz Kathleen M. Nelson 2013 Committee Actions: 5 meetings 2 actions by unanimous written consent
The Executive Committee may exercise all the powers and authority of the Board of Directors of the Company in the management of the business and affairs of the Company as permitted by law; provided, however, unless specifically authorized by the Board of Directors, the Executive Committee may not exercise the power and authority of the Board of Directors with respect to (i) the declaration of dividends, (ii) issuance of stock, (iii) amendment to the Company’s Certificate of Incorporation or Bylaws, (iv) filling vacancies on the Board of Directors, (v) approval of borrowings in excess of $40 million per transaction or series of related transactions, (vi) hiring executive officers, (vii) approval of acquisitions or dispositions of property or assets in excess of $40 million per transaction and (viii) certain transactions between the Company and its directors and officers and certain sales of real estate and reductions of debt that produce disproportionate tax allocations to CBL’s Predecessor pursuant to the Company’s Bylaws.

The Audit Committee
Members: Winston W. Walker (Chair) Gary L. Bryenton Thomas J. DeRosa Matthew S. Dominski 2013 Committee Actions: 7 meetings Governing Document: Second Amended and Restated Charter adopted August 14, 2013
The Audit Committee is responsible for the engagement of the independent auditors and the plans and results of the audit engagement. The Audit Committee approves audit and non-audit services provided by the independent auditors and the fees for such services and reviews the adequacy of the Company’s internal accounting controls as well as the Company’s accounting policies and results and management’s policies with respect to risk assessment and risk management. The Audit Committee also exercises certain oversight responsibilities concerning the Company’s use of interest rate hedging instruments to manage our exposure to interest rate risk (including but not limited to entering swaps for such purpose and the exemption of any such swaps from applicable execution and clearing requirements), and under the Company’s Related Party Transactions Policy, as described herein under the section entitled “Certain Relationships and Related Person Transactions.”
The Board of Directors has determined that each member of the Audit Committee is an Independent Director pursuant to the independence requirements of Sections 303A.02 and 303A.07(b) of the listing standards of the NYSE as currently applicable.

The Compensation Committee
Members:
Matthew S. Dominski (Chair)
Thomas J. DeRosa
Gary J. Nay
Winston W. Walker

2013 Committee
Actions:
3 meetings
1 action by unanimous written
consent

Governing Document:
Amended and Restated
Charter adopted May 14, 2013

The Compensation Committee generally reviews and approves compensation programs and, specifically, reviews and approves salaries, bonuses, stock awards and stock options for officers of the Company of the level of senior vice president or higher. The Compensation Committee administers both (i) the Second Amended and Restated CBL & Associates Properties, Inc. Stock Incentive Plan (the “Prior Stock Incentive Plan”), with respect to awards that remain outstanding under such plan, and (ii) the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan (the “2012 Stock Incentive Plan”), but typically delegates the responsibility for routine, ministerial functions related to both plans, such as the documentation and record-keeping functions concerning awards issued under such plans, to employees in the Company’s accounting and finance departments, with assistance from Company counsel. Additional information concerning the Compensation Committee’s processes and procedures for determining director and executive officer compensation is set forth herein under the sections entitled “Director Compensation” and “Executive Compensation – Compensation Discussion and Analysis.”
The Board of Directors has determined that each member of the Compensation Committee is an Independent Director pursuant to the independence requirements of Sections 303A.02 and 303A.05(a) of the listing standards of the NYSE as currently applicable.

The Nominating/Corporate Governance Committee
Members: Gary L. Bryenton (Chair) Matthew S. Dominski Gary J. Nay Winston W. Walker 2013 Committee Actions: 2 meetings Governing Document: Amended and Restated Charter adopted August 14, 2013
The Nominating/Corporate Governance Committee reviews and makes recommendations to the Board of Directors regarding various aspects of the Board of Directors’ and the Company’s governance processes and procedures. The Nominating/Corporate Governance Committee also evaluates and recommends candidates for election to fill vacancies on the Board, including consideration of the renominations of members whose terms are due to expire.
The Nominating/Corporate Governance Committee requires a majority of the Company’s directors to be “independent” in accordance with applicable requirements of the Company’s Certificate of Incorporation and Bylaws as well as rules of the SEC and NYSE (including certain additional independence requirements for Audit Committee and Compensation Committee members). A set of uniform Director Independence Standards, which was used in making all such Independent Director determinations, is included in the Company’s Corporate Governance Guidelines, a copy of which is available in the “Investing – Governance Documents” section of the Company’s website at cblproperties.com. In addition and as part of the evaluation of potential candidates, the Nominating/Corporate Governance Committee considers the breadth of a candidate’s business and professional skills and experiences, reputation for personal integrity, and ability to devote sufficient time to Board service, as well as the Company’s needs for particular skills, insight and/or talents on the Board of Directors. Neither the Nominating/Corporate Governance Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of perspective, background and experience. For incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee reviews such directors’ overall service during their term, including the number of meetings attended, level of participation and quality of performance. With respect to the Board seats presently held by Mr. Bryenton and Ms. Nelson, the Nominating/Corporate Governance Committee also considered the Company’s contractual commitments in connection with the terms of the Jacobs Acquisition prior to their expiration as discussed above.
The Nominating/Corporate Governance Committee will consider candidates for Board of Directors’ seats proposed by stockholders. Any such proposals should be made in writing to CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000, Attention: Corporate Secretary, and must be received no later than November 28, 2014, in order to be considered for inclusion in the Company’s proxy statement for the 2015 Annual Meeting. In order to be considered by the Nominating/Corporate Governance Committee, any candidate proposed by stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates, including consent to an initial background check. The Nominating/Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates on the criteria set forth above regardless of whether the candidate was recommended by a stockholder or by the Company.
The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is an Independent Director pursuant to the independence requirements of Sections 303A.02 of the listing standards of the NYSE as currently applicable.

Copies of each of the committee charter documents referenced above is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com, or at no charge by written request to the Company’s Senior Vice President – Investor Relations/Corporate Investments at the address provided above.

The Company’s Board of Directors met eight times and took action by unanimous written consent two times during 2013. Each director attended more than 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of meetings of Board committees on which the director served at the time during 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information available to the Company as of March 7, 2014, with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company, as defined below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Except as otherwise indicated, the address of each beneficial owner of more than 5% of the outstanding Common Stock is the Company’s address.

	Number of Shares(1)	Rule 13d-3 Percentage(1)	Fully-Diluted Percentage(2)
The Vanguard Group, Inc. (3)	20,182,276	11.85%	10.10%
100 Vanguard Blvd. Malvern, PA 19355
FMR LLC (4)	13,262,288	7.79%	6.64%
245 Summer Street Boston, MA 02210
BlackRock, Inc. (5)	13,178,027	7.74%	6.60%
40 East 52nd Street New York, NY 10022
Luxor Capital Group, LP (6)	8,809,215	5.17%	4.41%
1114 Avenue of the Americas, 29th Floor New York, NY 10036
Systematic Financial Management, LP (7)	8,618,682	5.06%	4.31%
300 Frank W. Burr Blvd., Glenpointe East, 7th Floor Teaneck, NJ 07666
CBL & Associates, Inc.(“CBL’s Predecessor”) (8)	16,764,484	9.01%	8.39%
Charles B. Lebovitz (9)	18,778,096	10.03%	9.40%
Stephen D. Lebovitz (10)	1,315,649	*	*
Farzana K. Mitchell (11)	169,749	*	*
Augustus N. Stephas (12)	110,904	*	*
Michael I. Lebovitz (13)	646,197	*	*
Gary L. Bryenton (14)	16,911	*	*
A. Larry Chapman (15)	5,000	*	*
Thomas J. DeRosa (16)	11,358	*	*
Matthew S. Dominski (17)	13,879	*	*
Gary J. Nay (18)	10,500	*	*
Kathleen M. Nelson (19)	11,534	*	*
Winston W. Walker (20)	68,780	*	*

	Number of Shares(1)	Rule 13d-3 Percentage(1)	Fully-Diluted Percentage(2)
All executive officers, directors and director nominees (14 persons) as a group (21)	21,650,082	11.50%	10.84%

* Less than 1%

(1)
The Company conducts all of its business activities through the Operating Partnership. Pursuant to the Operating Partnership Agreement, each of the partners of the Operating Partnership, which include, among others, CBL’s Predecessor and certain of the Company officers named in this Proxy Statement, has the right, pursuant to the exercise of CBL Rights as described above, to exchange all or a portion of such partner’s Common Units or Special Common Units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election. Under the terms of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock that may be acquired within 60 days are deemed outstanding for purposes of computing the percentage of Common Stock owned by a stockholder. Therefore, for purposes of Rule 13d-3 of the Exchange Act, percentage ownership of the Common Stock is computed based on the sum of (i) 170,266,199 shares of Common Stock actually outstanding as of March 7, 2014 and (ii) as described in the accompanying footnotes, each individual’s or entity’s share of 29,545,587 shares of Common Stock that may be acquired upon exercise of CBL Rights by the individual or entity whose percentage of share ownership is being computed (but not taking account of the exercise of CBL Rights by any other person or entity). Amounts shown were determined without regard to applicable ownership limits contained in the Company’s Certificate of Incorporation.

(2)
The Fully-Diluted Percentage calculation is based on (i) 170,266,199 shares of Common Stock outstanding and (ii) assumes the full exercise of all CBL Rights for shares of Common Stock by all holders of Common Units and Special Common Units of the Operating Partnership (in each case, without regard to applicable ownership limits), for an aggregate of 199,811,786 shares of Common Stock.

(3)
In a Schedule 13G/A filed on February 12, 2014 by The Vanguard Group, Inc. (“Vanguard”), Vanguard reported that as of December 31, 2013, it beneficially owned 20,182,276 shares of Common Stock, or 11.85% of the total shares outstanding as of March 7, 2014. Vanguard reported that of the 20,182,276 shares of Common Stock beneficially owned, 10,912,768 shares, or 6.41% of the total shares outstanding as of March 7, 2014, are beneficially owned by Vanguard Specialized Funds – Vanguard REIT Index Fund, with such fund having sole voting and no investment power as to all of such shares, with sole investment power over all of such shares held by Vangard. Of the remaining shares, Vanguard reported it possesses sole voting power with respect to 324,471 of such shares and shared voting power with respect to 110,580 of such shares, and had sole dispositive power with respect to 9,029,170 shares and shared dispositive power with respect to 240,338 shares.

(4)
In a Schedule 13G/A filed on February 14, 2014 by FMR LLC (“FMR”) and certain of its affiliates, FMR reported that as of December 31, 2013, it beneficially owned 13,262,288 shares of Common Stock, or 7.79% of the total shares outstanding as of March 7, 2014. Of the 13,262,288 shares of Common Stock beneficially owned, FMR and its affiliates reported that they possessed sole voting power with respect to 452,004 shares and sole dispositive power with respect to 13,262,288 shares, as follows: FMR (sole investment power over 10,523,017 shares held by various investment companies registered under Section 8 of the Investment Company Act of 1940 for which FMR acts as investment advisor, and which are voted under written guidelines established by the respective Boards of Trustees for each of the Fidelity Funds holding such shares); Fidelity SelectCo, LLC, 1225 17th Street, Denver, Colorado 80202 (sole investment power over 2,287,267 shares held by various investment companies registered under Section 8 of the Investment Company Act of 1940 for which FMR acts as investment advisor, and which are voted under written guidelines established by the respective Boards of Trustees for each of the Fidelity Funds holding such shares); Strategic Advisors, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (sole voting and dispositive power over 339 shares); Pyramis Global Advisors, LLC, 900 Salem Street, Smithfield, Rhode Island, 02917, an investment adviser registered under Section 203 of the

Investment Advisers Act of 1940 (sole voting and dispositive power over 67,631 shares); and Pyramis Global Advisors Trust Company, 900 Salem Street, Smithfield, Rhode Island, 02917, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (sole voting and dispositive power over 384,034 shares).

(5)
In a Schedule 13G/A filed on January 28, 2014 by BlackRock, Inc. (“BlackRock”), BlackRock reported that as of December 31, 2013, it beneficially owned 13,178,027 shares of Common Stock, or 7.74% of the total shares outstanding as of March 7, 2014. Black Rock reported that it possessed sole dispositive power with respect to all of such shares of Common Stock, and sole voting power with respect to 11,784,328 of the shares of Common Stock beneficially owned.

(6)
In a Schedule 13G filed on February 18, 2014 by Luxor Capital Group, LP (“Luxor”) and a group of its affiliates, Luxor reported, as of February 5, 2014, aggregate beneficial ownership of 8,809,215 shares of Common Stock, or 5.17% of the total shares outstanding as of March 7, 2014. Of the 8,809,215 shares of Common Stock beneficially owned, Luxor and its affiliates reported that they possessed shared voting power and shared dispositive power with respect to all of such shares, as follows: each of Luxor Capital Group, LP, Luxor Management, LLC and Mr. Christian Leone (an individual) reported that they may be deemed to possess shared voting and dispositive power with respect to all of such shares; LCG Holdings, LLC reported that it may be deemed to possess shared voting and dispositive power with respect to 8,458,452 of such shares; each of Luxor Spectrum Offshore, Ltd. and Luxor Spectrum Offshore Master Fund, LP reported that they may be deemed to possess shared voting and dispositive power with respect to 293,266 of such shares; each of Luxor Capital Partners Offshore, Ltd. and Luxor Capital Partners Offshore Master Fund, LP reported that they may be deemed to possess shared voting and dispositive power with respect to 4,319,005 of such shares; Luxor Wavefront, LP reported that it may be deemed to possess shared voting and dispositive power with respect to 880,319 of such shares; and Luxor Capital Partners, LP reported that it may be deemed to possess shared voting and dispositive power with respect to 2,965,862 of such shares.

(7)
In a Schedule 13G filed on February 13, 2014 by Systematic Financial Management, LP (“Systematic”), Systematic reported that as of December 31, 2013, it beneficially owned 8,618,682 shares of Common Stock, or 5.06% of the total shares outstanding as of March 7, 2014. Systematic reported that it possessed sole dispositive power with respect to all of such shares of Common Stock, and sole voting power with respect to 5,777,299 of the shares of Common Stock beneficially owned.

(8)
Includes (i) 1,035,106 shares of Common Stock owned directly (410,000 of which are pledged to First Tennessee Bank as security for a line of credit extended to CBL’s Predecessor), (ii) 15,520,703 shares of Common Stock that may be acquired upon the exercise of CBL Rights and (iii) 208,675 shares of Common Stock that may be acquired by four entities controlled by CBL’s Predecessor (CBL Employees Partnership/Conway, Foothills Plaza Partnership, Girvin Road Partnership and Warehouse Partnership) upon the exercise of CBL Rights.

(9)
Includes (i) 689,068 shares of unrestricted Common Stock owned directly, (ii) 15,053 shares owned by Mr. Lebovitz’ wife and 46,989 shares held in trusts for the benefit of his grandchildren (of which Mr. Lebovitz disclaims beneficial ownership), all as to which Mr. Lebovitz may be deemed to share voting and investment power, (iii) 756,350 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights, (iv) 16,764,484 shares of Common Stock beneficially owned by CBL’s Predecessor as described in Note (8) above, which Mr. Lebovitz may be deemed to beneficially own by virtue of his control of CBL’s Predecessor, (v) 489,071 shares of Common Stock that may be acquired by College Station Associates, an entity controlled by Mr. Lebovitz, upon the exercise of CBL Rights, and (vi) 17,081 shares of Common Stock that may be acquired upon the exercise of CBL Rights by trusts, as to which Mr. Lebovitz serves as trustee, for the benefit of the spouses and children of two of his sons (of which Mr. Lebovitz disclaims beneficial ownership).

(10)
Includes (i) 546,881 shares of unrestricted Common Stock owned directly, (ii) 233,166 shares of restricted Common Stock that Stephen D. Lebovitz received under the Stock Incentive Plan, (iii) 480,297 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights, (iv) 1,150 shares owned by Mr. Lebovitz’ wife (of which Mr. Lebovitz disclaims beneficial ownership) and (v) 54,155 shares of Common Stock that may be acquired upon the exercise of CBL Rights by a trust, as to which Mr. Lebovitz serves as trustee, for the benefit of the children of one of his brothers (of which Mr. Lebovitz disclaims beneficial ownership).

(11)
Includes (i) 122,946 shares of unrestricted Common Stock owned directly (which shares, along with the other securities in Ms. Mitchell’s brokerage account are pledged as security for a loan), (ii) 7,453 shares of Common Stock owned by Ms. Mitchell’s individual retirement account, and (iii) 39,350 shares of restricted Common Stock that Ms. Mitchell received under the Stock Incentive Plan.

(12)	Includes (i) 55,564 shares of unrestricted Common Stock owned directly and (ii) 55,340 shares of Common Stock that may be acquired by Mr. Stephas upon the exercise of CBL Rights.

(13)
Includes (i) 330,076 shares of unrestricted Common Stock owned directly, (ii) 37,350 shares of restricted Common Stock that Mr. Lebovitz received under the Stock Incentive Plan, (iii) 1,830 shares owned by Mr. Lebovitz’ wife, (iv) 212,346 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights, and (v) 64,595 shares of Common Stock that may be acquired upon the exercise of CBL Rights by trusts, as to which Mr. Lebovitz serves as trustee, for the benefit of the children of two of his brothers (of which Mr. Lebovitz disclaims beneficial ownership).

(14)	Includes (i) 2,461 shares of unrestricted Common Stock owned directly and (ii) 14,450 shares of restricted Common Stock granted to Mr. Bryenton under the Stock Incentive Plan.

(15)	Includes 5,000 shares of restricted Common Stock granted to Mr. Chapman under the Stock Incentive Plan.

(16)	Includes (i) 608 shares of unrestricted Common Stock owned directly and (ii) 10,750 shares of restricted Common Stock granted to Mr. DeRosa under the Stock Incentive Plan.

(17)	Includes (i) 129 shares of unrestricted Common Stock owned directly and (ii) 13,750 shares of restricted Common Stock granted to Mr. Dominski under the Stock Incentive Plan.

(18)	Includes (i) 500 shares of unrestricted Common Stock owned directly and (ii) 10,000 shares of restricted Common Stock granted to Mr. Nay under the Stock Incentive Plan.

(19)	Includes (i) 34 shares of unrestricted Common Stock owned directly and (ii) 11,500 shares of restricted Common Stock granted to Ms. Nelson under the Stock Incentive Plan.

(20)
Includes (i) 190 shares of unrestricted Common Stock owned directly, (ii) 44,345 shares of Common Stock owned by a revocable living trust of which Mr. Walker is a co-trustee and co-beneficiary, as to which he may be deemed to share voting and investment power, (iii) 6,601 shares of Common Stock owned by Mr. Walker’s individual retirement account, (iv) 3,194 shares of Common Stock owned by Mr. Walker’s wife, as to which he may be deemed to share voting and investment power and (v) 14,450 shares of restricted Common Stock granted to Mr. Walker under the Stock Incentive Plan.

(21)
Includes an aggregate of (i) 3,254,473 shares of unrestricted Common Stock beneficially owned directly or indirectly by members of such group (410,000 of which are pledged as security for a line of credit and 122,946 of which are held in a brokerage account pledged as security for a loan), (ii) 416,516 shares of restricted Common Stock that members of such group received under the Stock Incentive Plan and (iii) 17,979,093 shares of Common Stock that may be acquired by members of such group upon the exercise of CBL Rights which they hold directly or indirectly through other entities. Pursuant to applicable SEC rules, totals reported above for beneficial ownership as of March 7, 2014 include shares beneficially owned by John N. Foy who, as discussed below, is a “Named Executive Officer” for purposes of the disclosures contained in this Proxy Statement, but was no longer employed by the Company as of March 7, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon the Company’s review of copies of such reports furnished to it through the date hereof, or written representations that no other reports were required to be filed, the Company believes that during the fiscal year ended December 31, 2013 all officers, directors and ten percent stockholders complied with the filing requirements applicable to them, except for the following late filings for the following reporting persons: Charles B. Lebovitz (1 report covering 5 transactions) and Jeffery V. Curry (2 reports, covering 1 transaction and shares in one account inadvertently omitted from the reporting person’s initial SEC Form 3).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Company is a self-managed, self-administered, fully-integrated REIT which is engaged in the ownership, marketing, management, leasing, expansion, development, redevelopment, acquisition and financing of regional malls, open air centers, associated centers, community centers and office properties. The Company itself has no employees other than its statutory officers. Its officers receive all of their compensation in their capacity as employees of the Management Company, which also employs all of the personnel engaged in the operation of the Company’s business. The Compensation Committee determines all matters related to the compensation of all officers of the Company of the level of senior vice president or higher and administers both the Company’s Prior Stock Incentive Plan (with respect to awards that remain outstanding under such plan) and the 2012 Stock Incentive Plan.

This Compensation Discussion and Analysis reviews the factors, objectives and policies underlying each element of compensation paid to the Company’s “named executive officers” for fiscal year 2013, as determined in accordance with SEC rules (the “Named Executive Officers”): Chairman of the Board Charles B. Lebovitz, President and Chief Executive Officer Stephen D. Lebovitz, Executive Vice President – Chief Financial Officer and Treasurer Farzana K. Mitchell, Executive Vice President and Chief Operating Officer Augustus N. Stephas and Executive Vice President – Development and Administration Michael I. Lebovitz.

The Compensation Committee’s objectives in administering the Company’s executive compensation with respect to the Named Executive Officers are to ensure that pay levels and incentive compensation are competitive in attracting and retaining the best personnel, properly linked to the Company’s performance, and simple in design. To fulfill these objectives, the compensation approach for the Named Executive Officers historically has included three primary elements: (i) base salary, (ii) discretionary bonuses and (iii) periodic grants of stock awards and stock options pursuant to the Stock Incentive Plan. In general, the Compensation Committee has chosen not to utilize formula-based plans to compensate the Company’s executives on the basis of performance targets or other criteria. Instead, the Compensation Committee has relied on grants of time-vesting restricted stock, coupled with an opportunity for officers to elect to receive annual bonuses in unrestricted shares of Common Stock, as a means of rewarding CBL’s executives for the creation of long-term value for the Company’s stockholders. The Compensation Committee believes that this approach has served the objective of linking management’s long-term economic interests with those of CBL’s stockholders while also making this linkage as transparent as possible by preserving relative simplicity in the design and operation of the compensation system.

Compensation Process and Philosophy

The annual base salary and discretionary cash bonus components of the compensation of the Named Executive Officers are designed to provide the Company’s executives with immediate, tangible rewards commensurate with the Compensation Committee’s evaluation of their current contributions to the Company’s performance.

The Compensation Committee, as well as the entire Board of Directors, believes that it is in the best interests of the Company’s stockholders for those who manage and oversee the Company’s operations to have a stake in the creation of long-term stockholder value. In keeping with this philosophy, the time-vesting stock award elements of compensation, coupled with the opportunity offered to all officers to receive annual bonuses in the form of unrestricted shares of Common Stock, are designed to complement the stock ownership guidelines detailed above under the heading “Corporate Governance Matters – Additional Policy Statements,” by encouraging and creating ownership and retention of stock by the Company’s directors and executive officers (including the Named Executive Officers), thereby matching their interests to those of our stockholders, encouraging and rewarding the creation of long-term value for the Company’s stockholders, and allowing such individuals to build a meaningful ownership stake in the Company.

The Compensation Committee receives recommendations from CBL’s senior management as to the three basic components of compensation for the Named Executive Officers, as follows:

•
The executive compensation budget, pursuant to which annual base salaries and bonus opportunities are determined, is normally approved for each year during the fourth quarter of the preceding fiscal year.

•
Management’s recommendations concerning the annual restricted stock awards for each year are presented to the Compensation Committee during the first quarter of the following year, to allow both management and the Compensation Committee to consider the Company’s financial and operating results for the full preceding year in making such awards.

Stephen D. Lebovitz has the primary responsibility for presenting management’s recommendations concerning the compensation for the Company’s Named Executive Officers and other officers to the Compensation Committee, and also leads the preparation of such recommendations in consultation with other members of senior management, including Charles B. Lebovitz and Augustus N. Stephas. These recommendations have included a recommendation regarding the annual base salary and potential annual bonus for Stephen D. Lebovitz in his capacity as the Company’s Chief Executive Officer, although the final decisions regarding these matters are left to the discretion of the Compensation Committee based on its own deliberations. While neither Stephen D. Lebovitz nor any other director who is not a member of the Compensation Committee has a vote on the Committee’s decisions, Stephen D. Lebovitz normally attends each meeting of the Compensation Committee by invitation (as does Charles B. Lebovitz, pursuant to invitations extended to all members of the Board to attend each Compensation Committee meeting), and he participates actively in the Compensation Committee’s discussion of such matters.

Each executive officer, including the Named Executive Officers (other than Charles B. Lebovitz and Stephen D. Lebovitz), receives an annual review of his or her performance in accordance with the following procedures:

•	One or both of Charles B. Lebovitz and Stephen D. Lebovitz participate in the annual review of each executive officer, and will meet with such officer as part of the review process.

•
These reviews consist of a subjective evaluation by both Charles B. Lebovitz and Stephen D. Lebovitz, as well as any immediate supervisors involved, of the performance of each officer as to his or her contribution to the overall success and growth of the Company, taking into account the individual’s performance and results.

•	Stephen D. Lebovitz conveys the results of these reviews to the Compensation Committee in conjunction with its review of management’s compensation recommendations for such individuals.

In making compensation decisions for the Named Executive Officers, the Compensation Committee gives significant weight to the recommendations made by the Company’s senior management in consultation with Stephen D. Lebovitz, but the Compensation Committee is not bound by management’s recommendations and makes its own determinations as to these matters. The Compensation Committee evaluates the compensation of Charles B. Lebovitz and Stephen D. Lebovitz in conjunction with its overall evaluation of the Company’s performance in light of the factors discussed below.

The Compensation Committee’s determination of each Named Executive Officer’s compensation also includes a review (for informational purposes only) of compensation for executives of comparable publicly traded regional mall REITs, to provide the Compensation Committee with a general sense of the manner in which the compensation of the Named Executive Officers compares with similarly-situated executive officers at these industry peers, and an understanding of whether the Company is competitive in the compensation paid to the Named Executive Officers (taking into account differences in size and scope of operations between the Company and certain of its peers). The Compensation Committee does not set specific competitive pay targets or objectives in this review, or otherwise engage in formal “benchmarking” comparisons of the compensation of the Company’s Named Executive Officers against that of the executives of these peer companies. The five publicly traded regional mall REITs used for comparison during 2013 were:

Company Name	Ticker Symbol
Glimcher Realty Trust	GRT
The Macerich Company	MAC
Pennsylvania Real Estate Investment Trust	PEI
Simon Property Group, Inc.	SPG
Taubman Centers, Inc.	TCO

The Compensation Committee also considers management’s recommendations in light of such issues as historical compensation levels for each officer, the relationship of each officer’s compensation to the overall compensation of the Company’s officers and the performance of the Company’s business for the year in question. While neither management nor the Compensation Committee typically utilize specific formulas or quantitative metrics in recommending and approving compensation, both take into account a number of indicators of the overall performance of the Company, including without limitation:

•	the Company’s annual growth in funds from operations (“FFO”), one of the performance measures commonly utilized by the market in analyzing the performance of REITs;

•	the Company’s achievement of growth in same-center and total net operating income (“NOI”);

•	the Company’s maintenance of occupancy levels in its shopping centers and achievement of increases in such occupancy levels;

•	the Company’s success in achieving positive leasing spreads in its new and renewal leasing activity; and

•	changes in the market price for the Company’s Common Stock.

Each of these factors may be given more or less weight from year to year, depending on the Compensation Committee’s subjective evaluation, in consultation with Stephen D. Lebovitz, of the overall performance of the Company in a given year in relation to the performance of the overall economy and of the Company’s peers. While the individual performance of each Named Executive Officer is an important factor in determining his or her compensation, the Compensation Committee evaluates such performance on a largely subjective basis, considering the foregoing factors and the criteria discussed below with respect to each of the three major elements of compensation, but without any specific formulaic relationship to overall Company performance or to any specific, quantitative metrics.

Additional Factors Affecting 2013 and 2014 Compensation Decisions Concerning the Named Executive Officers

Among the significant factors considered by the Compensation Committee in making decisions concerning executive officer compensation during 2013 and the first quarter of 2014 were the following:

•
The success of the Company’s financing activities during 2013, highlights of which included (A) achievement of the Company’s first two investment-grade ratings, coupled with the completion of the Company’s debut $450 million unsecured bond offering; (B) generating $209.6 million of net proceeds through sales of Common Stock in an at-the-market offering at a weighted average price of $25.12 per share; (C) paying off approximately $413 million of preferred joint venture units issued in our 2007 acquisition of a portfolio of properties from Westfield, which represented a $10 million discount to par, without raising the Company’s overall debt level; and (D) the successful completion of approximately $649 million in additional mortgage, construction and term loan financings during 2013.

•	The Company’s achievement of an approximate 2.3% increase in FFO per diluted share, as adjusted, to $2.22 for 2013 as compared to $2.17 for 2012.

•	The Company’s successful execution of approximately 6.1 million square feet of new and renewal leases in the operating portfolio during 2013.

•
The Company’s achievement in 2013 of a positive overall leasing spread of 11.8% for comparable small shop leases of less than 10,000 square feet, representing the first year the Company has achieved double digit leasing spreads since before the recession that began in 2008.

•	Maintaining the Company’s total portfolio occupancy at a historically high level of 94.7% in 2013.

•
The Company’s successful opening of over 800,000 square feet of new developments, as well as its continued growth in the outlet center business through new joint ventures in 2013 and the addition of over 15 restaurants and more than 20 junior anchors to enhance the value of the Company’s existing properties.

•
The successful completion of property sales generating approximately $235.4 million in gross proceeds, including the sale of several lower-performing properties as we began a multi-year plan to transition our portfolio to a higher growth profile, to allow the Company to redeploy the associated capital and enable the higher-performing properties to have a greater impact on our overall results.

•
The offsetting impacts of (i) a 10.9% decline in the total shareholder return for our Common Stock during 2013, (ii) a 1.1% decrease in mall store sales per square foot on a comparable basis for 2013 as compared to 2012 and (iii) an increase of only 0.5% in same-center NOI for the malls and 0.9% across our entire portfolio, as lower productivity assets and the downtime associated with our ongoing tenant upgrade strategy weighed on our overall operating results.

After considering these factors related to the Company’s performance and overall financial situation, the Compensation Committee’s decisions concerning compensation for the Named Executive Officers during 2013 and the first quarter of 2014 may be summarized as follows:

•
The Compensation Committee approved an increase of up to 3% in all executive officer base salaries for 2014, following similar 3% increases in base salaries for 2012 and 2013 after having maintained annual base salaries at 2008 levels with no increases throughout 2009, 2010 and 2011.

•
The Compensation Committee approved annual bonus payments for the Named Executive Officers for fiscal 2013 performance pursuant to the criteria described below. At the present time, and consistent with its practice in recent years, the Compensation Committee has elected to defer any decision on potential bonus levels for the Named Executive Officers for fiscal 2014 performance until later in the year, in order to better assess the Company’s overall performance during 2014.

•
Based on the criteria described below, the Compensation Committee accepted senior management’s recommendations for the Named Executive Officers’ restricted stock awards made in February 2013 based on 2012 performance, and for restricted stock awards made in February 2014, based on 2013 performance. Based on its consideration of the report of an independent compensation consultant engaged to review the compensation of the Company’s President and Chief Executive Officer, as well as other market factors, the Compensation Committee also approved a special, one-time award of additional restricted stock to Stephen D. Lebovitz in December 2013 as described below under “Additional Chief Executive Officer Restricted Stock Award.”

Determination of the Three Primary Elements of 2013 Compensation for the Current Named Executive Officers

The following discussion provides additional information as to the factors considered by the Compensation Committee in evaluating and acting on management’s recommendations concerning each of the three major elements of compensation for CBL’s current Named Executive Officers.

Base Salaries – Management’s base salary recommendations in the annual executive compensation budget are based on historical base salary levels for the Named Executive Officers, with adjustments that management subjectively has deemed appropriate based on the overall performance of the Company and the overall performance of the Named Executive Officers. In reviewing and acting on management’s base salary recommendations, the Compensation Committee considers each officer’s level of responsibility, experience and tenure with the Company, in addition to the performance of such officer in carrying out his or her responsibilities and in overseeing the responsibilities of those under his or her supervision. Where applicable, the achievements of the particular division over which a Named Executive Officer has supervision are also considered by the Compensation Committee.

The Compensation Committee annually evaluates and approves adjustments to the base salaries of the Named Executive Officers, with such review and adjustments normally occurring during the fourth quarter to be effective for the following fiscal year. At meetings held on November 5, 2012 and November 4, 2013, based on management’s recommendations presented to the Compensation Committee by the Chief Executive Officer and on the Compensation Committee’s subjective evaluation of the factors described above, the Compensation Committee set the base salaries of each of the Named Executive Officers as follows:

Named Executive Officer	2013 Base Salary	2014 Base Salary
Charles B. Lebovitz	$628,937	$647,805
Stephen D. Lebovitz	$556,973	$573,682
Farzana K. Mitchell	$498,623	$513,582
Augustus N. Stephas	$526,843	$542,648
Michael I. Lebovitz	$397,838	$409,773

The base salaries reflected above for each of these officers took effect as of January 1, 2013 and January 1, 2014, respectively.

Annual Bonus Opportunities – Management also normally recommends a maximum potential annual bonus that may be earned by each Named Executive Officer for performance during the upcoming fiscal year, in connection with the annual executive compensation budget submitted to the Compensation Committee. These recommendations generally are based on the amount of such awards in past years in relation to the criteria considered for each officer (as discussed below), with such increases or other adjustments as management deems advisable in light of the Company’s business plans for the current year. As with the base salary recommendations discussed above, management subjectively considers the overall performance of both the Named Executive Officers and the Company, including consideration of the factors referenced above, in recommending annual bonus awards. Neither management nor the Compensation Committee, however, set targets or utilize specific formulas or quantitative metrics in developing and acting upon such recommendations.

For three of the Named Executive Officers (Charles B. Lebovitz, Stephen D. Lebovitz and Augustus N. Stephas), the Compensation Committee determines annual bonuses based on its subjective evaluation of the overall performance of the Company for the year and such officers’ contributions to such performance. For the other two Named Executive Officers (Farzana K. Mitchell and Michael I. Lebovitz), the determination of the maximum potential bonus for each officer in the annual compensation budget, as well as the determination of the amount of bonus ultimately paid, normally reflects consideration by both executive management (particularly Stephen D. Lebovitz) and the Compensation Committee of various factors related to the successful continuation and/or completion of matters identified as being within such executive’s areas of responsibility. such as:

•	successful completion of development projects (i.e., completion of project construction or phases of construction on multi-phased projects, and grand openings of shopping centers);

•	achievement of acceptable pro forma returns on development or re-development projects;

•	achievement of lease up levels for new developments in the Company’s portfolio;

•
successful completion of financings and capital market transactions (i.e., closing on securities offerings or on debt financings and re-financings and enhancement of the Company’s capital structure); and

•	successful closings of new joint ventures and acquisitions of additional properties for the Company’s portfolio.

Each of these factors may be significantly influenced by events affecting both the national economy and the local markets where our shopping centers are located, the degree of challenge presented to each officer in achieving successful performance may vary significantly from year to year, and may differ within a given year from that which was anticipated by the Compensation Committee in its initial budgeting for executive bonuses. Accordingly, final decisions on annual bonuses – particularly decisions on Named Executive Officer bonuses – typically are made at the Compensation Committee’s fourth quarter meeting, based on its overall, qualitative evaluation of each officer’s performance with regard to such factors in light of the Company’s performance and the external factors (economic and otherwise) that impacted such performance during the year. Annual bonuses typically are not increased beyond the level budgeted by the Compensation Committee, but an executive’s final bonus payment may be decreased (or, for exceptional performance, increased within a level of allowable increases in the overall executive compensation budget).

Pursuant to the Compensation Committee’s consideration of the criteria described above, the Company paid annual bonuses of $250,000 to Farzana K. Mitchell and $250,000 to Michael I. Lebovitz for performance during 2013.

During the fourth quarter of 2013, in conjunction with its final decisions on executive bonuses for the year, the Compensation Committee determined to award cash bonuses for 2013 performance of $600,000 to Charles B. Lebovitz, $750,000 to Stephen D. Lebovitz and $300,000 to Augustus N. Stephas. As noted above, the Compensation Committee does not make annual bonus determinations for these three officers with reference to specific projects or activities, but rather in consideration of its subjective evaluation of the overall performance of the Company for the year and of such officers’ contributions to such performance.

The Compensation Committee customarily allows each officer who receives a bonus (including the Named Executive Officers) the choice of whether to have the bonus paid in cash or in unrestricted shares of the Company’s Common Stock issued under the Stock Incentive Plan, as an additional means of encouraging equity ownership in the Company. The number of shares issued for any bonus that an officer elects to receive in Common Stock is determined based on the market value of the Common Stock on the date when such bonus becomes payable. For fiscal 2013, none of the Named Executive Officers elected to receive bonus payments in the form of Common Stock pursuant to this feature.

Restricted Stock Awards – The third principal element of annual compensation for the Company’s officers (including the Named Executive Officers) consists of awards of restricted stock, subject to a five-year vesting schedule and having the additional terms described herein under the heading “Additional Information Concerning Executive Compensation – Terms of Restricted Stock Grants to Named Executive Officers.” The Compensation Committee’s objective in making restricted stock awards has been to increase the alignment of these executives’ economic interests with the interests of the Company’s stockholders, thereby supplementing the incentives provided by annual bonuses with additional incentives for such officers to manage the Company with a view towards maximizing long-term stockholder value.

Each year, management prepares and presents to the Compensation Committee a list of recommended amounts for the annual grant of restricted stock awards to employees, including the Named Executive Officers, under the 2012 Stock Incentive Plan (as was done under the Prior Stock Incentive Plan). Management’s overall recommendation is based on historical levels of such awards in past years, with increases or decreases that management has subjectively deemed appropriate based on the overall performance of the Company, and also taking into account such matters as potential dilution and the number of shares available for issuance under the plan.

Both management’s recommendations and the Compensation Committee’s decisions on annual restricted stock grants do not necessarily consider any specific element of the performance of a Named Executive Officer or follow a specific formula but, rather, subjectively consider the overall performance of both the Company and the officer, as well as the principle that the number of shares of restricted stock included in each annual grant should reflect the recipient’s level of responsibility. Accordingly, the number of shares awarded is higher for individuals with greater responsibility and greater ability to influence the Company’s performance, so that the largest annual grants of restricted stock normally have been made to the Company’s most senior executive officers. Ultimately, while the number of shares granted to each Named Executive Officer reflects consideration of both Company and individual officer performance, the most important elements that influence this decision are the Compensation Committee’s judgment regarding the overall number of shares to be granted in a given year and the appropriate allocation of shares to individuals at different levels of responsibility.

The resulting restricted stock awards to the Named Executive Officers in February 2013 and February 2014, in each case based on performance of the Company and the officer during the prior year, were as follows:

Named Executive Officer	February 2013 Restricted Stock Award	February 2014 Restricted Stock Award
Charles B. Lebovitz	27,500 shares	27,500 shares
Stephen D. Lebovitz	35,000 shares (1)	35,000 shares
Farzana K. Mitchell	13,750 shares (2)	13,750 shares
Augustus N. Stephas	13,750 shares	13,750 shares
Michael I. Lebovitz	13,750 shares	13,750 shares

(1)
In addition to his restricted stock award of 35,000 shares based on annual performance, Mr. Lebovitz was granted an additional 142,166 shares of restricted stock in December 2013, also vesting in five equal annual installments, in consideration of the matters described below under “Additional Chief Executive Officer Restricted Stock Award.”

(2)
In addition to her restricted stock award of 13,750 shares based on annual performance, Ms. Mitchell was granted an additional 2,500 shares of restricted stock in February 2013, also vesting in five equal annual installments, in recognition of her promotion to Executive Vice President – Chief Financial Officer and Treasurer of the Company during the third quarter of 2012.

Additional Chief Executive Officer Restricted Stock Award

Effective December 17, 2013, the Compensation Committee approved a one-time special grant of additional shares of restricted Common Stock to Stephen D. Lebovitz, the Company’s President and Chief Executive Officer. The Compensation Committee determined to make this award based, in part, on its analysis and consideration of the evaluation of CBL’s Chief Executive Officer compensation by two prominent proxy advisory firms together with the report of an independent compensation consultant, FPL Associates L.P. (“FPL”). FPL was engaged by the Compensation Committee to review Mr. Lebovitz’ compensation in relation to the compensation of similarly situated executives at a peer group of publicly traded REITs determined by the consultant to be comparable to CBL due to their size, portfolio geography and financial performance. The peer group selected by FPL for this purpose was different from, and slightly broader than, the five publicly traded regional mall REITs whose executive pay is generally reviewed by the Compensation Committee as part of its annual compensation analysis, and consisted of the following companies:

Company Name	Ticker Symbol	Property Focus
DDR Corp.	DDR	Shopping Center
Duke Realty Corporation	DRE	Diversified
Equity One, Inc.	EQY	Shopping Center
Federal Realty Investment Trust	FRT	Shopping Center
Forest City Enterprises, Inc.	FCEA	Diversified
Glimcher Realty Trust	GRT	Regional Mall
Kimco Realty Corporation	KIM	Shopping Center
The Macerich Company	MAC	Regional Mall
Pennsylvania Real Estate Investment Trust	PEI	Regional Mall
Regency Centers Corporation	REG	Shopping Center
Taubman Centers, Inc.	TCO	Regional Mall
UDR, Inc.	UDR	Multi-family
Weingarten Realty Investors	WRI	Shopping Center

FPL’s report indicated that CBL’s total shareholder return for the most recently completed three and five year performance periods ranked in the 92nd and 74th percentiles, respectively, as compared to the REITs included in this designated peer group. Further, FPL’s analysis, which is consistent with that of the two prominent proxy advisory firms considered by the Compensation Committee, found that Mr. Lebovitz’ annual compensation had notably lagged the market, as illustrated by the compensation of comparably situated executives in this peer group, over the same period of time.

The Compensation Committee, working with its independent consultant, concluded that a special, one-time compensatory award was appropriate in recognition of Mr. Lebovitz’ contributions to the Company’s performance through his leadership as President and Chief Executive Officer during this period, and in light of the overall market comparisons cited in FPL’s report. This award consisted of 142,166 shares of restricted stock (based on an overall value of $2,500,000 divided by $17.585, which was the average of the high and low sales prices reported for the Company’s common stock on the New York Stock Exchange on December 17, 2013), subject to a five-year vesting schedule and having the additional terms described herein under the heading “Additional Information Concerning Executive Compensation – Terms of Restricted Stock Grants to Named Executive Officers.”

The Compensation Committee does not have a historical practice of making such awards and does not foresee similar grants in the near future. The Compensation Committee’s intent in making this award was to accomplish two goals: first, to appropriately compensate Mr. Lebovitz for his contributions to a period of strong performance by CBL as described above; and second, to do so in a manner that further aligns Mr. Lebovitz’ interests with those of CBL’s shareholders.

Corporate Aircraft Usage

Pursuant to a policy adopted by the Company’s Board of Directors (including the members of the Compensation Committee), and subject to the requirements and limitations of the Federal Aviation Regulations as currently interpreted by the Federal Aviation Administration’s Chief Counsel, Company executives who utilize a private aircraft owned and/or leased by the Management Company for personal transportation (as specified in such policy) reimburse the Company in connection with such usage, in an amount equal to the pro rata cost of owning, operating, and maintaining the aircraft. As such, the Company was reimbursed for the cost of all trips that were of a personal nature taken by a Named Executive Officer. This policy, however, does not require such reimbursement in certain instances, including but not limited to travel between Company offices, where the trip is primarily for a business purpose that benefits the Company. In these instances, allowing the use of aircraft owned or leased by the

Company for executive travel serves the Company’s business purposes by enhancing the executive’s security and ability to attend to business matters while in transit, notwithstanding the fact that current SEC rules require disclosure of the aggregate incremental cost attributable to such trips as additional “perquisite” compensation for the Named Executive Officers. As detailed in the Summary Compensation Table below, for 2013 Named Executive Officers Charles B. Lebovitz and Stephen D. Lebovitz received $14,850 and $441,954, respectively, of compensation attributable to such aircraft usage.

Tier III Post-65 Retiree Insurance Program

Prior to November 2012, the Company had two programs in place for providing limited post-retirement coverage under the Company’s group medical insurance plan for certain eligible employees – the Tier I Retiree Program, which applies to Company employees who retire with 30 or more years of service with the Company and/or its affiliates or predecessors, and the Tier II Retiree Program, which applies to Company employees who retire at age 60, but less than age 65, with a total of 20 or more (but less than 30) years of service. Effective November 6, 2012, the Company’s Board of Directors, based on the recommendation of the Compensation Committee, adopted the Tier III Post-65 Retiree Program, the details of which are described herein under the heading “Executive Compensation – Potential Payments Upon Termination,” for the purpose of providing certain limited enhancements, as described in such section, to the post-retirement health insurance coverage available to Company officers at the level of senior vice president and above who retire at age 65 or above with 40 or more years of service to the Company and/or its affiliates or predecessors.

2013 “Say-on-Pay” Advisory Vote on Executive Compensation

The Company provided stockholders a “say on pay” advisory vote on its executive compensation in 2013 under Section 14A of the Exchange Act. At our 2013 annual meeting, stockholders expressed substantial support for the compensation of our Named Executive Officers, with approximately 97% of the votes cast favoring approval of the “say on pay” advisory vote on executive compensation. The Company’s Board of Directors, including all members of the Compensation Committee, evaluated the results of the 2013 advisory vote. The Compensation Committee also considered the other factors discussed in this Compensation Discussion and Analysis in evaluating the Company’s executive compensation programs. While each of these factors bore on the Compensation Committee’s decisions regarding our NEOs’ compensation, the Committee did not make any changes to our executive compensation program and policies as a result of the 2013 “say on pay” advisory vote. In accordance with the preference expressed by stockholders concerning the frequency of future “say on pay” advisory votes at the 2011 annual meeting, the Company’s Board of Directors has determined that our stockholders will hold such votes on an annual basis.

Effect of Regulatory Requirements on Executive Compensation.

Section 162(m) Issues. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a $1,000,000 ceiling on a publicly traded corporation’s federal income tax deduction for compensation paid in a taxable year to the corporation’s chief executive officer and certain other executive officers. This limitation does not apply to any compensation that satisfies certain requirements to be treated as “performance-based compensation” under Section 162(m) and the related regulations.

Because substantially all services performed by the Company’s executive officers are rendered on behalf of our Operating Partnership and/or the Management Company, our executive officers receive all of their compensation as employees of the Management Company. We believe the compensation paid to our executive officers is not subject to Section 162(m) of the Code to the extent such compensation is attributable to services rendered for the Operating Partnership and/or the Management Company. Further, since we have elected to qualify as a REIT under the Code, we generally will not be subject to federal income tax. Thus, the deduction limit contained in Section 162(m) of the Internal Revenue Code for compensation paid to CEOs and certain other public company executive officers is not material to the design and structure of our executive compensation program.

Section 409A. Section 409A of the Code generally affects the federal income tax treatment of most forms of deferred compensation (subject to limited grandfathering for certain deferred compensation arrangements in place on or prior to October 3, 2004) by accelerating the timing of the inclusion of the deferred compensation to the recipient for federal income tax purposes and imposing an additional federal income tax on the recipient equal to 20% of the amount of the accelerated income. Management and the Compensation Committee consider the potential adverse federal income tax impact of Section 409A of the Code in determining the form and timing of compensation paid to the Company’s executive officers and other employees.

Summary Compensation Table

The following table sets forth information regarding the compensation of the Company’s Named Executive Officers (as determined pursuant to SEC rules) for the Company’s fiscal years ended December 31, 2011, 2012 and 2013:

SUMMARY COMPENSATION TABLE (1)
Name and Principal Position(2)	Year	Salary($) (3)	Bonus($)	Stock Award(s) ($) (5)	All Other Compensation ($) (6)	Total Compensation ($)
Charles B. Lebovitz, Chairman of the Board	2013	628,960	600,000	601,563	21,225	1,851,748
	2012	610,618	550,000	462,875	82,389	1,705,882
	2011	592,833	506,250	436,625	6,125	1,541,833
Stephen D. Lebovitz, Director, President and Chief Executive Officer	2013	556,993	750,000	3,265,614	448,329	5,020,936
	2012	540,750	606,250	462,875	35,445	1,645,320
	2011	525,000	506,250	436,625	6,125	1,474,000
Farzana K. Mitchell, Executive Vice President – Chief Financial Officer and Treasurer	2013	498,641	250,000	355,469	6,375	1,110,485
	2012	484,100	175,000	231,438	4,292	894,830
	2011	470,000	150,000	174,650	4,170	798,820
Augustus N. Stephas, Executive Vice President and Chief Operating Officer(4)	2013	526,862	300,000	300,781	6,375	1,134,018
	2012	511,498	250,000	231,438	6,250	999,186
	2011	496,600	225,000	174,650	6,125	902,375
Michael I. Lebovitz, Executive Vice President – Development and Administration	2013	397,852	250,000	300,781	6,375	955,008
	2012	386,250	206,250	231,438	6,250	830,188

_____________________________

(1)	All compensation cost resulting from amounts paid to the Named Executive Officers as shown in this table is recognized by the Management Company, which is a taxable REIT subsidiary of the Company.

(2)	The position shown represents the individual’s position with the Company and the Management Company.

(3)
Each of the Named Executive Officers also elected to contribute a portion of his or her salary to the CBL & Associates Management, Inc. 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”) during 2011, 2012 and 2013.

(4)
Salary and Bonus amounts reported for Mr. Stephas for the years 2011, 2012 and 2013 do not include $20,000 received in each such year representing compensation for services rendered by Mr. Stephas to CBL’s Predecessor, for which amounts the Company is fully reimbursed by CBL’s Predecessor.

(5)
We report all equity awards at their full grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. For awards of Common Stock, such value is calculated based on the NYSE market price for shares of our Common Stock subject to the award on the grant date for the award. Generally, the aggregate grant date fair value represents the amount that the Company expects to expense in its financial statements over the award’s vesting schedule and does not correspond to the actual value that will be realized by each Named Executive Officer. For additional information, refer to Note 16 – Share-Based Compensation in the Company’s audited financial statements contained in the Annual Report to Shareholders that accompanies this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC.

(6)
For fiscal year 2013, amounts shown include the following amounts attributable to matching contributions by the Management Company under the 401(k) Plan: Charles B. Lebovitz ($6,375);Stephen D. Lebovitz ($6,375); Farzana K. Mitchell ($6,375); Augustus N. Stephas ($6,375); and Michael I. Lebovitz ($6,375). Amounts shown also include $14,850 for Charles B. Lebovitz and $441,954 for Stephen D. Lebovitz, reflecting the incremental cost to the Company of such executive’s personal use (including use by family members accompanying the executive) of a private aircraft owned by the Management Company, or of other private aircraft that the Company charters under a jet access agreement. For use of the chartered aircraft, the incremental cost is determined by using the amount the Company is billed for such use, less any portion reimbursed by the executives, and such amount may include (among other items): landing fees, parking and flight planning expenses; crew travel expenses; supplies and catering; aircraft fuel and oil expenses; maintenance, parts and external labor (inspections and repairs); position flight costs; and passenger ground transportation. For the Management Company owned aircraft, the incremental cost is determined by estimating the variable portion of the Company’s per hour cost of owning, operating and maintaining such aircraft (including those items listed above for the chartered aircraft), less any portion reimbursed by the executives. Since the Management Company owned aircraft is used primarily for business travel, our Company does not include the fixed costs that do not change based on usage, such as management fees and acquisition costs. Depending on availability, family members of executive officers also are permitted to ride along on the corporate aircraft when it is already going to a specific destination for a business purpose. We consider this use to have no incremental cost to the Company, since the business flight would have occurred regardless of the additional passengers.

2013 Grants of Plan-Based Awards

Name of Executive	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Charles B. Lebovitz	2/04/2013	27,500	601,563
Stephen D. Lebovitz	2/04/2013 12/17/2013	35,000 142,166	765,625 2,499,989
Farzana K. Mitchell	2/04/2013	16,250	355,469
Augustus N. Stephas	2/04/2013	13,750	300,781
Michael I. Lebovitz	2/04/2013	13,750	300,781
_____________________

(1)	Represents awards of shares of restricted stock to each such officer under the 2012 Stock Incentive Plan, with the additional terms and conditions described in the narrative presented below.

(2)	Represents the grant date fair value of these stock awards, calculated as described in footnote (5) to the Summary Compensation Table above.

Additional Information Concerning Executive Compensation

The following discussion presents additional information relevant to the compensation reported above for each of the Named Executive Officers in the Summary Compensation Table and the 2013 Grants of Plan-Based Awards Table.

Bonus Arrangements for Named Executive Officers

The terms of the bonus arrangements for the Named Executive Officers for fiscal 2013 are described above in the “Compensation Discussion and Analysis” section. Each officer who received a bonus had the option of electing whether to have his or her bonus paid in cash or in shares of the Company’s Common Stock pursuant to the terms of the Stock Incentive Plan. The number of shares issued with respect to any bonus that an officer elects to receive in Common Stock is determined based on the market value of the Common Stock on the date when such bonus becomes payable. As reflected above, no Named Executive Officer elected to receive his or her bonus in Common Stock in fiscal 2013.

Terms of Restricted Stock Grants to Named Executive Officers

As we have previously reported, on May 13, 2013, the Compensation Committee modified the form of agreement to be used for future awards of restricted Common Stock under the 2012 Stock Incentive Plan to provide that, on the date any grantee attains the age of 70 with 10 years or more continuous service with the Company, its subsidiaries or affiliates, any portion of the restricted stock award that is not vested shall immediately vest as of such date. In conjunction with this action, the Compensation Committee also approved amendments making the same change to all currently outstanding restricted stock awards under both the Prior Stock Incentive Plan and the 2012 Stock Incentive Plan then held by approximately 19 employees who either had already attained age 70 with 10 or more years of service or would do so during the remaining vesting period for such awards. This action had the effect of immediately vesting unvested shares of restricted common stock subject to awards held by two of the five Named Executive Officers, as follows: Charles B. Lebovitz, Chairman of the Board (65,500 shares vested) and Augustus N. Stephas, Executive Vice President and Chief Operating Officer (31,950 shares vested).

As described above in the “Compensation Discussion and Analysis” section, during February in each of the past three years, based on management’s recommendations, the Compensation Committee determined to grant shares of restricted stock with respect to performance during the immediately preceding fiscal year to a wide range of management employees, including the Named Executive Officers. Additionally, effective December 17, 2013 and based on the analysis of an independent compensation consultant engaged by the Compensation Committee to review the compensation of Stephen D. Lebovitz, the Compensation Committee granted additional shares of restricted stock to Mr. Lebovitz as a special, one-time award in recognition of his contributions to the Company’s performance through his leadership as President and Chief Executive Officer during the recently completed three and five year periods reviewed by the consultant. Following the May 2013 revision described above, the terms of each award of restricted shares of Common Stock granted to the Named Executive Officers in 2011, 2012 and 2013, as well as the December 2013 award to Mr. Lebovitz, provide for the following terms:

•
The recipient of the award generally has all of the rights of a stockholder during the vesting/restricted period, including the right to receive dividends on the same basis and at the same rate as all other outstanding shares of Common Stock and the right to vote such shares on any matter on which holders of the Company’s Common Stock are entitled to vote.

•	The shares generally are not transferable during the restricted period, except for any transfers which may be required by law (such as pursuant to a domestic relations order).

•
If the Named Executive Officer’s employment terminates during the restricted period for any reason other than death, disability, or retirement after reaching age 70 with at least 10 years of continuous service, the award agreements provide that any non-vested portion of the restricted stock award is immediately forfeited by such officer.

•
If employment terminates during the restricted period due to death or disability (as defined in the award), any portion of the restricted stock award that is not vested as of such date shall immediately become fully vested in the officer or his estate, as applicable.

•
On the date that any grantee attains the age of 70 with 10 years or more continuous service with the Company, its subsidiaries or affiliates, any portion of the restricted stock award that is not vested shall immediately vest as of such date.

•	The shares vest over a five (5) year period, with restrictions expiring on 20% of the shares granted to each Named Executive Officer annually beginning on the first anniversary of the date of grant.

The terms of the restricted stock awards to the Named Executive Officers as described above are substantially identical (except as to the number of shares subject to each such award) to the terms of all other annual restricted stock awards granted to employees under the Prior Stock Incentive Plan in February 2011, February 2012, and under the 2012 Stock Incentive Plan in February 2013.

Risks Arising From Design of Compensation Programs

Both senior management and the Compensation Committee believe that the design of the Company’s compensation programs, including our executive compensation program, does not encourage our executives or employees to take unnecessary and excessive risks, and that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. Factors supporting these conclusions include, among others, the following:

•
Both annual performance bonuses and grants of restricted stock awards under our 2012 Stock Incentive Plan are not automatic, but are granted in the discretion of senior management and the Compensation Committee and are subject to downward adjustment as the Compensation Committee or management may deem appropriate.

•
As noted above, our Board of Directors requires approval by the Board (or a committee thereof) of significant transactions that entail the expenditure of funds or incurrence of debt or liability in amounts in excess of certain threshold dollar amounts, thereby limiting the risks to which employees, or even senior management, may expose the Company without higher-level Board review. Company policy also provides similar checks against the creation of risk by compensation-based incentives at the operational level – such as a procedure that employees compensated based in part on leasing results may have the authority to negotiate new and renewal lease terms, but the authority to approve and execute the leases rests with a higher level of management whose compensation is not subject to the same incentives.

•
Due to the scope of their authority, risk-related decisions concerning the Company’s business are primarily under the control of our executive officers. As discussed above, we maintain stock ownership guidelines for all executive officers – supported by the features of our compensation programs that encourage our executives to achieve and maintain a significant proprietary interest in the Company. These guidelines tend to align our senior executives’ long-term interests with those of our stockholders and serve as a disincentive to behavior that is focused only on the short-term and risks material harm to the Company.

Non-Competition Arrangements

Pursuant to agreements entered into at the time of the Company’s initial public offering in November 1993, each of Charles B. Lebovitz and Stephen D. Lebovitz has agreed to refrain from competing with the Company until two years from the date of termination of his employment. Prohibited competition includes any participation in the development, improvement or construction of any shopping center project, acquiring any interest in a shopping center project or acquiring vacant land for development as a shopping center project. Charles B. Lebovitz and Stephen D. Lebovitz are, however, permitted to hold certain investments which they owned prior to completion of the Company’s initial public offering in November 1993, and to hold passive investments equal to less than 1% of the outstanding securities of any publicly traded company.

2013 Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Charles B. Lebovitz (2)	—		—
Stephen D. Lebovitz	218,166	(3)	3,918,261
Farzana K. Mitchell	34,450	(4)	618,722
Augustus N. Stephas (2)	—		—
Michael I. Lebovitz	31,950	(5)	573,822

_____________________

(1)
Except as otherwise noted, all of these shares were issued as part of the Company’s annual restricted stock grants to officers and other key employees under the Stock Incentive Plan. Shares issued pursuant to each such annual restricted stock grant vest in 20% increments on each of the first through fifth anniversaries of their date of grant. Market value shown for all unvested shares of restricted stock is based on the closing price for the Company’s Common Stock on the NYSE on the last trading day of fiscal 2013 (December 31) of $17.96 per share.

(2)
As described above, all outstanding restricted stock awards held by Charles B. Lebovitz and Augustus N. Stephas were effectively vested as of May 13, 2013, in conjunction with the Compensation Committee’s action modifying the form of agreement to be used for future awards of restricted Common Stock, as well as outstanding restricted stock awards held by other affected grantees, to provide that, on the date the grantee attains the age of 70 with 10 years or more continuous service with the Company, its subsidiaries or affiliates, any portion of the restricted stock award that is not vested shall immediately vest. Accordingly, neither of these Named Executive Officers had any shares subject to restricted stock awards that had not vested as of December 31, 2013.

(3)
Such shares were issued as part of the annual restricted stock grants described in Note (1) above, other than a one-time grant of 142,166 shares the Compensation Committee made to Mr. Lebovitz in December 2013 as described above, and vest as follows: 3,000 shares vested on February 2, 2014 and 3,000 additional shares will vest on February 2, 2015; 10,000 shares vested on February 7, 2014 and 10,000 additional shares will vest on February 7 in each of the years 2015 and 2016; 5,000 additional shares will vest on February 7, 2017; 7,000 shares vested on February 4, 2014 and 7,000 additional shares will vest on February 4 in each of the years 2015, 2016, 2017 and 2018; 28,433 additional shares will vest on December 17 in each of the years 2014, 2015, 2016 and 2017; and 28,434 additional shares will vest on December 17, 2018.

(4)
Such shares were issued as part of the annual restricted stock grants described in Note (1) above, and vest as follows: 1,100 shares vested on February 2, 2014 and 1,100 additional shares will vest on February 2, 2015; 4,500 shares vested on February 7, 2014 and 4,500 additional shares will vest on February 7 in each of the years 2015 and 2016; 2,500 shares will vest on February 7, 2017; and 3,250 shares vested on February 4, 2014 and 3,250 additional shares will vest on February 4 in each of the years 2015, 2016, 2017 and 2018.

(5)
Such shares were issued as part of the annual restricted stock grants described in Note (1) above, and vest as follows: 1,100 shares vested on February 2, 2014 and 1,100 additional shares will vest on February 2, 2015; 4,500 shares vested on February 7, 2014 and 4,500 additional shares will vest on February 7 in each of the years 2015 and 2016; 2,500 shares will vest on February 7, 2017; and 2,750 shares vested on February 4, 2014 and 2,750 additional shares will vest on February 4 in each of the years 2015, 2016, 2017 and 2018.

2013 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Charles B. Lebovitz	78,500	1,973,195
Stephen D. Lebovitz	14,500	321,280
Farzana K. Mitchell	5,900	130,771
Augustus N. Stephas	37,850	952,525
Michael I. Lebovitz	5,900	130,771

_____________________

(1)
All of such shares were received pursuant to restricted stock awards which vested during fiscal 2013. As described above, all shares subject to outstanding restricted stock awards held by Charles B. Lebovitz and Augustus N. Stephas were effectively vested as of May 13, 2013, in conjunction with the Compensation Committee’s action modifying the form of agreement to be used for future awards of restricted Common Stock, as well as outstanding restricted stock awards held by affected grantees, to provide that, on the date the grantee attains the age of 70 with 10 years or more continuous service with the Company, its subsidiaries or affiliates, any portion of the restricted stock award that is not vested shall immediately vest.

(2)
Amounts shown are based on the closing market price for the Company’s Common Stock on the NYSE on the respective dates when each installment vested (or on the immediately preceding trading day, if such date was not a business day). As each installment vests, the officer may choose either (A) to sell all (or some portion) of the underlying shares immediately following the vesting date or (B) to hold all (or some portion) of the underlying shares indefinitely or for sale at a later date. Accordingly, such amounts do not correspond to the actual value that will be realized by each Named Executive Officer.

Potential Payments Upon Termination

Potential Payments Upon Termination for Other Named Executive Officers

Except for the noncompetition arrangements described above, and the Tier III Post-65 Retiree Program described below, the Company’s Named Executive Officers do not have any employment, severance or change of control agreements with the Company. Accordingly, except for any benefits for which they are eligible under the Tier III Post-65 Retiree Program and certain impacts on outstanding equity awards, such officers will not receive compensation in connection with any termination of employment due to death, disability, retirement or any other reason, except for such benefits as are available generally to all employees under the Company’s 401(k) Plan, insurance and other benefits programs. Currently, the Named Executive Officers who are not eligible for the Tier III Post-65 Retiree Program also do not meet the age and service requirements for continuation of medical benefits under the Company’s Tier II Retiree program, which is generally available to all employees who retire at age 60, but less than age 65, and have been employed by the Company and/or its affiliates or predecessors for a total of 20 or more (but less than 30) years of service, or under the Tier I Retiree program, which applies to employees who retire with 30 or more years of service.

Tier III Post-65 Retiree Program

Effective November 6, 2012, the Company’s Board of Directors, based on the recommendation of the Compensation Committee, approved and adopted the Tier III Post-65 Retiree Program to provide certain benefits concerning the continuation of health insurance coverage to certain corporate officers who meet its requirements.

The “Tier III Retirees” covered by this program will include Company officers of the level of Senior Vice President and above, who retire at age 65 or above after the program’s effective date and:

•	have been employed by CBL and/or its affiliates or predecessors for a total of 40 or more years prior to their date of retirement;

•	are participating in the CBL group medical insurance plan on the date of their retirement; and

•	no longer have a “current employment status” with CBL.

For purposes of the third requirement listed above, in addition to including retirees who are no longer providing services to the Company in any capacity, retired officers will be considered to no longer have a “current employment status” for purposes of program eligibility notwithstanding the fact that they (i) may continue in any part-time capacity with the Company or (ii) may continue to provide services to the Company under any consulting agreement or similar agreement.

Program benefits for each eligible Tier III Retiree (and his or her spouse who is insured by CBL’s health insurance plan on the date of the retirement of the Tier III Retiree) are as follows:

•
for an initial period of five (5) years from the date of the Tier III Retiree’s retirement, the Tier III Retiree and his or her covered spouse will be entitled to continue to participate in the CBL group medical insurance plan at no cost to the Tier III Retiree and/or his or her covered spouse; and

•
the Tier III Retiree and his or her covered spouse will be entitled to continue participation in the CBL group medical insurance plan (as such may be amended, revised or modified from time to time and as available to then-active employees of CBL) following his or her retirement, but with the Tier III Retiree and his or her covered spouse paying the full cost for such coverage (i.e., equivalent to the then-prevailing COBRA rate) following the expiration of five (5) years from the date of the Tier III Retiree’s retirement.

Any tax obligations imposed on the Tier III Retiree as a result of the benefit under this program will be the sole responsibility of the Tier III Retiree (and his or her spouse, if applicable). Subject to certain requirements for advance notice to participants, the Company may terminate the Tier III Post-65 Retiree Program at any time.

Currently, named executive officers Charles B. Lebovitz and Augustus N. Stephas would meet the criteria to be covered under the Tier III Post-65 Retiree Program, should they retire from their employment with the Company. The projected benefit to any covered Tier III Retiree under the program will depend on the then-current costs of participation in CBL’s group medical insurance plan on the date of his or her retirement from CBL.

Impact of Death, Disability or Retirement on Outstanding Awards Under the Stock Incentive Plan

Restricted stock awards made to the Named Executive Officers provide that if the grantee’s employment terminates by reason of death or disability, any portion of the award that is not vested on the date of such termination shall immediately vest in the grantee or the grantee’s estate. “Disability” for these purposes generally means the employee’s complete and permanent disability as defined by the Company’s health insurance plans or as otherwise defined by the Company from time to time.

Prior to May 13, 2013, such awards also provided that, if the grantee’s employment should terminate due to retirement after reaching age 70 and having maintained at least 10 years of continuous employment with the Company, its subsidiaries or affiliates, any portion of the award that was not vested as of such date would immediately vest in the grantee. Effective May 13, 2013, the Compensation Committee took action modifying the form of agreement to be used for future awards of restricted Common Stock, as well as outstanding restricted stock awards held by affected grantees, to provide that, on the date the grantee attains the age of 70 with 10 years or more continuous service with the Company, its subsidiaries or affiliates, any portion of the restricted stock award that is not vested shall immediately vest.

Based on the foregoing, the following table summarizes (i) the estimated value of any applicable benefits under the Tier III Post-65 Retiree Program and (ii) the intrinsic value (that is, the value based on the Company’s stock price) of all restricted stock awards that each of the Named Executive Officers would have been entitled to retain if he or she had retired, died or become disabled, assuming that such event occurred as of December 31, 2013 (and using the NYSE closing price of $17.96 per share on December 31, 2013, the last trading day of the year):

Name	Termination Due to Retirement		Termination Due to Death/Disability
	Value of Tier III Retiree Benefits ($)(1)	Restricted Stock Grants ($)(2)	Value of Tier III Retiree Benefits ($)(1)		Restricted Stock Grants ($)(2)
Charles B. Lebovitz	98,521	—	98,521	(3)	—
Stephen D. Lebovitz	—	—	—		3,918,261
Farzana K. Mitchell	—	—	—		618,722
Augustus N. Stephas	98,521	—	98,521	(3)	—
Michael I. Lebovitz	—	—	—		573,822

(1)
Estimated based on current premiums payable under CBL’s group medical insurance plan as of December 31, 2013. Since Charles B. Lebovitz and Augustus N. Stephas are the only two Named Executive Officers to have attained age 65 with 40 years of continuous employment with the Company as of December 31, 2013, no other Named Executive Officer would be eligible for benefits under the Tier III Post-65 Retiree Program as of such date.

(2)
Charles B. Lebovitz and Augustus N. Stephas currently are the only two Named Executive Officers to have attained age 70 with 10 years of continuous employment with the Company. Accordingly, as described above all shares subject to restricted stock awards made to such officers were fully vested as of December 31, 2013, and neither of these Named Executive Officers would have realized the vesting of any additional shares as a result of his death, disability or retirement as of such date. Currently, no other Named Executive Officer would retain unvested shares of restricted stock if he or she should retire.

(3)
Retirement due to disability by any Named Executive Officer who otherwise satisfies the requirements of the Tier III Post-65 Retiree Program would result in the same benefits as retirement for any other reason; however, there would be no benefits under this program in the event of the death of a Named Executive Officer.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation of each director not employed by the Company (a “Non-Employee Director”) for the Company’s fiscal year ended December 31, 2013. Directors who are employees of the Company do not receive any separate compensation for service in their capacity as a director.

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Gary L. Bryenton	58,000	—	58,000
A. Larry Chapman	10,500	20,840	31,340
Thomas J. DeRosa	60,000	—	60,000
Matthew S. Dominski	64,000	—	64,000
Gary J. Nay	53,000	—	53,000
Kathleen M. Nelson	55,000	—	55,000
Winston W. Walker	89,000	—	89,000
____________________

(1)
This column reports the aggregate amount of all cash compensation earned by each Non-Employee Director during 2013 for Board and committee service, determined as described below under “Additional Information Concerning Director Compensation.”

(2)
This column represents the grant date fair value of stock awards granted to the Non-Employee Directors during 2013 under the 2012 Stock Incentive Plan, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. Since the annual restricted stock grants to the Company’s Non-Employee Directors were made last year as of December 31, 2012 rather than during calendar year 2013, the only Non-Employee Director who received such a grant during 2013 was A. Larry Chapman, who was granted 1,000 shares of restricted Common Stock in connection with his appointment to the Board, having a grant date fair value of $20.84 per share, which was the average of the high and low price of the Company’s Common Stock as reported on the NYSE on August 15, 2013, the effective date of such grant. For more information, refer to Note 16 – Share-Based Compensation in the Company’s audited financial statements contained in the Annual Report to Shareholders that accompanies this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC. The grant date fair value represents the amount that the Company expects to expense in its financial statements over the vesting schedule for these awards and does not correspond to the actual value that will be realized by each Non-Employee Director. The aggregate number of outstanding shares of restricted Common Stock held by each Non-Employee Director as of December 31, 2013 was as follows: Gary L. Bryenton – 10,450 shares; A. Larry Chapman – 1,000 shares; Thomas J. DeRosa – 6,750 shares; Matthew S. Dominski – 9,750 shares; Gary J. Nay – 6,000 shares; Kathleen M. Nelson – 7,500 shares; and Winston W. Walker – 10,450 shares.

Additional Information Concerning Director Compensation

Both the Company’s senior management and the Compensation Committee intend for the compensation of the Company’s Non-Employee Directors to be competitive and reasonable in relation to the directors’ responsibilities for supervising the overall management and policies of the Company, and in relation to the compensation of Non-Employee Directors at the same group of peer companies reviewed by the Compensation Committee in setting base salaries for the Named Executive Officers (taking into account differences in size and scope of operations between the Company and certain of its peers). Additional compensation is provided to non-employee directors who serve on the Executive Committee, and to the Chairman of the Audit Committee, in recognition of the additional workload undertaken by such directors. While senior management and the

Compensation Committee periodically review the compensation paid to the Non-Employee Directors, the Company typically has not adjusted such compensation on an annual basis, but only when senior management and the Compensation Committee decide that such review indicates that adjustments may be warranted. As in the case of the Compensation Committee’s review of executive salaries at the peer companies discussed above, such review is only intended to provide the Compensation Committee with a general understanding of whether the Company’s compensation of its outside directors is competitive for purposes of attracting and retaining well-qualified individuals to serve as Non-Employee Directors of the Company. As in the case of executive officer compensation, the Compensation Committee does not set specific competitive compensation objectives or otherwise engage in any formal “benchmarking” comparisons of the compensation of the Company’s directors against that of directors of the peer companies considered. The equity component of director compensation, as described under “Director Compensation” herein, in conjunction with the Company’s stock ownership guidelines for non-employee directors, is intended by the Compensation Committee to align the interests of the non-employee directors with those of the Company’s stockholders by ensuring that they attain and maintain a significant proprietary interest in the Company.

In November 2013, upon the recommendation of the Company’s Compensation Committee, the Board of Directors voted to make the adjustments summarized below to the Company’s compensation arrangements for each Non-Employee Director, which had not been adjusted since January 2011. The column listing fees payable prior to January 1, 2014 reflects the fees paid to Non-Employee Directors that were in effect during all of 2013, while the column for fees effective January 1, 2014 summarizes the new fee arrangements, following the November 2013 Compensation Committee and Board actions, effective for the current year:

Description	Amount of Fee Prior to January 1, 2014	New Fees Effective January 1, 2014
Annual Fee for each Non-Employee Director	$30,000	$35,000
Meeting Fee for each Board, Compensation Committee, Nominating/Corporate Governance Committee or Audit Committee Meeting Attended*	$2,000	$2,250
Monthly Fee for each Non-Employee Director Who Serves as a Member of the Executive Committee (in lieu of Executive Committee Meeting Fees)	$1,000	$1,250
Monthly Fee for the Audit Committee Chairman*	$2,750	$1,500
Monthly Fee for the Lead Independent Director	—	$1,500
Fee for each Telephonic Board or Committee Meeting	$1,000	$1,125

*The Non-Employee Director who serves as Chairman of the Audit Committee receives a monthly fee in lieu of meeting fees for his participation on the Audit Committee.

Each Non-Employee Director also receives reimbursement of expenses incurred in attending meetings.

Additionally, under the Company’s 2012 Stock Incentive Plan, as in effect prior to these changes, for each fiscal year of the Company, Non-Employee Directors also received either an annual grant of options to purchase 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or up to 2,500 shares of restricted Common Stock of the Company. Effective December 31, 2013, pursuant to the recommendation of the Compensation Committee, the Board of Directors approved Amendment No. 1 to the 2012 Stock Incentive Plan, pursuant to which, for each fiscal year of the Company, Non-Employee Directors now will receive either an annual grant of options to purchase 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or up to 10,000 shares of restricted Common Stock of the Company.

Pursuant to the adoption of this amendment, for 2013 the Compensation Committee awarded a total of 4,000 shares of restricted Common Stock of the Company to each Non-Employee Director, with 2,500 of such shares having a fair market value of $18.035 per share and 1,500 of such shares having a fair market value of $18.25 per share (such fair market value being the average of the high and low price of the Company’s Common Stock as reported on the NYSE on January 2, 2014 and January 7, 2014, the respective dates of grant).

In addition, any person who becomes a Non-Employee Director will receive an initial grant of 1,000 shares of restricted Common Stock upon joining the Board of Directors.

The restrictions on shares of Common Stock received by the Non-Employee Directors set forth in the 2012 Stock Incentive Plan, as amended, provide that such shares may not be transferred during the Non-Employee Director’s term and, upon a Non-Employee Director ceasing to be a member of the Board, all transfer restrictions concerning such Non-Employee Director Shares shall immediately be removed, and such shares shall thereupon be freely transferrable by the Non-Employee Director or by his or her estate or legal representative, as applicable. Each holder of a Non-Employee Director option granted pursuant to the above-stated arrangement has the same rights as other holders of options in the event of a change in control. Options granted to the Non-Employee Directors (i) shall have a term of 10 years from date of grant, (ii) are 100% vested upon grant, (iii) are non-forfeitable prior to the expiration of the term except upon the Non-Employee Director’s conviction for any criminal activity involving the Company or, if non-exercised, within one year following the date the Non-Employee Director ceases to be a director of the Company, and (iv) are non-transferable.

Equity Compensation Plan Information as of December 31, 2013

The following table sets forth information as to the Company’s equity compensation plans as of the end of the Company’s 2013 fiscal year:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of the outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	None	N/A	10,042,695
Equity compensation plans not approved by security holders	None	N/A	N/A

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists of Matthew S. Dominski (Chairman), Thomas J. DeRosa, Gary J. Nay and Winston W. Walker. None of the members of the Compensation Committee are or have been officers or employees of the Company or any of its subsidiaries and each member of the Compensation Committee is an Independent Director.

No executive officer of the Company served on any board of directors or compensation committee of any entity (other than the Company or its subsidiaries) with which any member of the Compensation Committee, or any other director of the Company, is affiliated.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Compensation Committee of the Board of Directors of the Company currently is composed of four Independent Directors, Matthew S. Dominski (Chairman), Thomas J. DeRosa, Gary J. Nay and Winston W. Walker. The Compensation Committee operates under an amended and restated written charter adopted by the Board of Directors on May 14, 2013. A copy of the amended and restated charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com. The Company’s Board of Directors has determined that each of the members of the Compensation Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

The Compensation Committee has reviewed and discussed with Management of the Company the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K and presented elsewhere in this Proxy Statement.

Based on the Compensation Committee’s review and discussions referred to above, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in the Company’s Proxy Statement for its 2014 Annual Meeting and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC.

COMPENSATION COMMITTEE
Matthew S. Dominski (Chairman)
Thomas J. DeRosa
Gary J. Nay
Winston W. Walker

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors of the Company currently is composed of four Independent Directors, Winston W. Walker (Chairman), Gary L. Bryenton, Thomas J. DeRosa and Matthew S. Dominski. The Audit Committee operates under the second amended and restated written charter adopted by the Board of Directors on August 14, 2013. A copy of the amended and restated charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com. The Company’s Board of Directors has determined that each of the members of the Audit Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with Management and the Company’s independent auditors. Management reported to the Audit Committee that the Company’s consolidated financial statements for the Company’s 2013 fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed these consolidated financial statements with Management and the Company’s independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed under applicable rules and standards adopted by the Public Company Accounting Oversight Board (PCAOB) concerning auditor communications with Audit Committees.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors their firm’s independence. The Audit Committee considered whether the provision of services by the independent auditors (other than audit services) is compatible with maintaining the independent auditors’ independence.

Pursuant to the mandates of the Sarbanes-Oxley Act of 2002, the Company’s Board of Directors has determined that each of Winston W. Walker, an Independent Director and Chairman of the Audit Committee, Thomas J. DeRosa, an Independent Director and member of the Audit Committee, and Matthew S. Dominski, an Independent Director and member of the Audit Committee, qualifies as an “audit committee financial expert” as such term is defined by the SEC.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC and provide in such Annual Report on Form 10-K the disclosure of Winston W. Walker, Thomas J. DeRosa and Matthew S. Dominski as “audit committee financial experts”.

AUDIT COMMITTEE
Winston W. Walker (Chairman)
Gary L. Bryenton
Thomas J. DeRosa
Matthew S. Dominski

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

The Company’s Bylaws provide that any contract or transaction (i) between the Company or any entity (such as the Operating Partnership) for which it serves as a general partner, and one or more directors or officers of the Company or (ii) between the Company or any such entity and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, must be approved by a majority of the Independent Directors (excluding any director who has an interest in the matter) or by the Company’s stockholders, after the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to them. The Company’s Code of Business Conduct also contains provisions governing the approval of certain transactions involving the Company and employees (or immediate family members of employees, as defined therein) that are not subject to the provision of the Bylaws described above.

These provisions operate in conjunction with a Related Party Transactions Approval Policy adopted by the Company’s Audit Committee and Independent Directors during 2012 which, as amended to date, includes the following material features:

•
The policy applies to any transaction in which (i) the Company or the Operating Partnership or any subsidiary of either of them, is a participant and (ii) any “Related Person” (as defined by applicable SEC rules) has a direct or indirect material interest.

•
The policy expressly excepts from its approval and ratification requirements certain ordinary course transactions – including employee and director compensation, the redemption of Operating Partnership interests pursuant to CBL Rights (as described below) and any transactions aggregating to less than $10,000 per Related Person per year.

•
The policy establishes procedures for the collection and analysis of information concerning Related Person transactions and for quarterly reporting by the Disclosure Committee to the Audit Committee and the Independent Directors concerning all transactions determined to be subject to the policy.

•
The Audit Committee will then determine whether to recommend the transaction (or annual budget for a series of similar transactions, as applicable) be ratified or approved by the Independent Directors (excluding participation by any director with an interest therein). The Audit Committee will only make such recommendation if, upon review of all material terms of the transaction, it determines that (i) the transaction is in, or is not inconsistent with, the best interests of the Company, and (ii) the terms of such transaction are at least as favorable to the Company as could be obtained from an unrelated third party. If a majority of the Independent Directors vote to accept a positive recommendation of the Audit Committee, the transaction (or annual budget) is approved under the policy; provided, however, that transactions involving a Related Person who has such status solely due to being a 5% shareholder, where officers, directors and their family members have no interest in such transaction, may be approved under the Company’s regular Board procedures.

•
Transactions involving construction, development and renovation projects between the Company and EMJ Corporation, a major national construction company that has built substantially all of the properties developed by the Company, are subject to additional approval criteria under the policy, as described below in the discussion of such transactions under “Affiliated Entities.”

•	Approval or ratification of a transaction under the policy does not supersede applicable requirements of the Company’s Bylaws or Code of Business Conduct.

The application of these provisions to the review and approval of those transactions and relationships reported for fiscal 2013 is described in pertinent detail below.

Management Company and Management Agreement

The Company is party to a management agreement with the Management Company pursuant to which the Management Company renders management and administrative services with respect to the Company’s properties. The Management Company also provides management services for certain properties owned by CBL’s Predecessor and certain other third parties for which the Management Company is paid a management fee. See “Retained Property Interests.” The following individuals, collectively, own 100% of the equity interests in CBL’s Predecessor: Charles B. Lebovitz (49.50%); the four children of Charles B. Lebovitz (Stephen D. Lebovitz (11.21%), Michael I. Lebovitz (11.21%), Alan L. Lebovitz (7.25%), and Beth Lebovitz-Backer (7.25%)); Ben S. Landress (6.82%); and Charles B. Lebovitz Grantor Trust (6.76%). The Operating Partnership owns 100% of the Management Company’s outstanding preferred stock and common stock.

Operating Partnership Agreement; CBL Rights

The Company, through subsidiaries, serves as the sole general partner of the Operating Partnership and owned, as of March 7, 2014, 170,266,199 common partnership units, representing a 1.0% interest as the sole general partner and an 84.2% interest as a limited partner for an aggregate 85.2% interest in the Operating Partnership. As of March 7, 2014, CBL’s Predecessor owned 15,729,378 common partnership units, representing a 7.9% limited partner interest in the Operating Partnership and CBL’s Predecessor also owned 1,035,106 shares of the Company’s Common Stock, for a combined total interest of 8.4% in the Operating Partnership. Certain executive and senior officers also own common partnership units and shares of Common Stock, resulting in a combined total ownership interest by management and CBL’s Predecessor of 11.0% in the Company. See “Security Ownership of Certain Beneficial Owners and Management” above for information concerning such holdings by the Company’s directors and executive officers as of March 7, 2014.

Pursuant to the Operating Partnership Agreement, the limited partners possess CBL Rights, consisting of the right to exchange all or a portion of their Common Units or Special Common Units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election. The CBL Rights may be exercised at any time and from time to time to the extent that, upon exercise of the CBL Rights, the exercising party shall not beneficially or constructively own shares of Common Stock in excess of the applicable share ownership limits set forth in the Company’s Certificate of Incorporation. The Company, however, may not pay in shares of Common Stock to the extent that this would result in a limited partner beneficially or constructively owning in the aggregate more than its applicable ownership limit or otherwise jeopardize, in the opinion of counsel to the Company, the Company’s qualification as a REIT for tax purposes.

The number of shares of Common Stock received by the limited partners of the Operating Partnership upon exercise of CBL Rights will be based upon the equivalent number of partnership units owned by the limited partners on a one-for-one basis and the amount of cash received by the limited partners upon such exercise, if the Company elects to pay cash, will be based upon the market price of the shares of Common Stock at the time of exercise.

CBL Rights will expire in November 2043 if not exercised prior to that date.

Retained Property Interests and Management Services

CBL’s Predecessor owns interests in outparcels at certain of the Company’s malls and a 21.25% minority interest in Jacksonville Avenues Limited Partnership (“the Avenues”), the majority interest of which is owned by third parties. A portion of the annual property insurance premiums paid by the Avenues is paid to a captive insurance subsidiary that is wholly owned by the Operating Partnership. Such payments, which totaled $486,000 in 2013, were reviewed and approved by the Company’s Audit Committee. The properties retained by CBL’s Predecessor, other than the Avenues, which is managed by a third party, are managed and leased by the Management Company, which receives a fee for its services pursuant to property management agreements that were in place prior to the Company’s initial public offering in November 1993. Accordingly, these agreements were not subject to review under the procedures prescribed in the Company’s Bylaws since they predate the adoption of the Bylaws, and their existence was disclosed in the Company’s initial public offering prospectus and has been continually disclosed to investors in the Company’s periodic reports filed with the SEC since that time. During fiscal year 2013, CBL’s Predecessor paid the Management Company approximately $29,000 under such arrangements. CBL’s Predecessor also paid the Management Company $146,000 during 2013 as reimbursement for the cost of certain management and administrative services provided to CBL’s Predecessor by employees of the Management Company.

These property management, insurance and management services arrangements are expected to continue on substantially similar terms, with management fees paid on the same basis, during fiscal year 2014.

Affiliated Entities

Certain executive officers of the Company and members of the immediate family of Charles B. Lebovitz collectively have a significant but non-controlling interest in EMJ Corporation (“EMJ”), a major national construction company that built substantially all of the properties developed by the Company and was building 15 of the Company’s projects under construction as of December 31, 2013, including renovations and expansions. Such interests, which collectively aggregate to 40.5% of the total equity interests in EMJ, are held by the following individuals: Charles B. Lebovitz (7.50%); the four children of Charles B. Lebovitz (Stephen D. Lebovitz (7.50%), Michael I. Lebovitz (7.50%), Alan L. Lebovitz (7.50%) and Beth Lebovitz-Backer (7.50%)); and Ben S. Landress (3.00%). The majority interest in EMJ is held by members of its senior management and EMJ’s current directors are members of its senior management, none of whom are affiliated (as significant shareholders, directors or officers) with CBL’s Predecessor or the Company.

As of December 31, 2013, the Company had 15 active contracts (including contracts with respect to each of the construction properties) with EMJ and its affiliates having an initial aggregate value of approximately $35.5 million, of which the Company’s initial obligation was $35.5 million (the portion of such amount that is the Company’s remaining obligation as of December 31, 2013 was $8.8 million). During fiscal year 2013, the Company paid an aggregate of approximately $39.1 million to EMJ and its affiliates. Gross revenues to EMJ from its contracts with the Company in 2013 represented less than 9.0% of EMJ’s 2013 aggregate gross revenues.

Historically, the Company’s Audit Committee has reviewed the relationship between the Company and EMJ pursuant to procedures approved by the Independent Directors in accordance with the Bylaws upon their establishment in November 1994. These procedures have included an ongoing review by the Company’s independent auditors of a cross section of the Company’s contracts with the referenced construction company for, among other things, the provisions for allocation of cost savings between owner and contractor. Beginning in 2012, pursuant to the Company’s Related Party Transactions Policy described above, transactions between the Company and EMJ (other than certain grandfathered transactions that pre-date the policy), are subject to compliance with the following requirements (which formalized many of the Company’s existing procedures for EMJ contracts in conjunction with the adoption of the policy):

•
All new contracts for construction, redevelopment and other projects (other than certain renovations, smaller projects and emergency events discussed below) will be competitively bid with qualified general contractors (including EMJ), and the Company will coordinate pre-construction services and budgeting.

•
For property renovations (which generally include cosmetic interior and exterior renovations involving floor repairs or replacements, upgrades to lighting, entry re-design and renovation, repainting), the Company may negotiate with EMJ, with EMJ providing pre-construction and budgeting services. These projects may be competitively bid or may be contracted to EMJ on a negotiated basis.

•
For certain small projects (approximately $2.0 million or less in projected construction cost), the Company may utilize EMJ or one of its affiliates as construction manager and to provide pre-construction services and to oversee the construction process, subject to quarterly reporting to the Audit Committee under the policy. EMJ may be paid a fee of 5% of construction cost plus reimbursable expenses to manage these projects, and EMJ will solicit local general contractors to bid on these projects through a competitive bid process.

•
In the event of an emergency involving the immediate and critical need to effect repairs to one or more Company properties under circumstances where it is not reasonably practicable to submit such work for prior review by the Audit Committee and Independent Directors, the Company’s Lead Independent

Director (or, if he is not available, the Chairman of the Nominating/Corporate Governance Committee) may review and provide written approval of the terms of any related engagement with EMJ.

EMJ leases 41,946 square feet of space in an office building adjacent to the Company’s office building pursuant to a lease agreement dated February 1, 2008. The aggregate of all payments made (or to be made) by EMJ to the Company from January 1, 2013 through the end of the contract term of this lease (July 31, 2019) is approximately $6.9 million (based on estimates of tenant cost recoveries currently in effect), with such payments during fiscal 2013 having totaled $1,078,968. These payments reflect (i) an August 2010 modification to the initial February 2008 lease pursuant to which the original rent was reduced for a period of 18 months (through December 31, 2011) and the lease term was simultaneously extended for an additional 18 months at full rent and (ii) a January 2012 modification extending the reduced rental payments for an additional six months (through June 30, 2012). Both the original lease and the subsequent modifications were approved by the Company’s Independent Directors in accordance with the Bylaws. In connection with such approvals, the Independent Directors considered management’s opinion that, at the time such lease was entered into, it provided for rental payments at market rates and terms.

On March 11, 2010, The Promenade D’Iberville, LLC (“TPD”), a subsidiary of the Company, filed a lawsuit in the Circuit Court of Harrison County, Mississippi, against M. Hanna Construction Co., Inc. (“M Hanna”), Gallet & Associates, Inc., LA Ash, Inc., EMJ and JEA (f/k/a Jacksonville Electric Authority), seeking damages for alleged property damage and related damages occurring at a shopping center development in D’Iberville, Mississippi. EMJ filed an answer and counterclaim denying liability and seeking to recover from TPD the retainage of approximately $327,000 allegedly owed under the construction contract. For additional information concerning this litigation, please refer to Item 3 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014.

Certain Retail Leases

Certain Company officers and employees are partners in partnerships that lease 25 spaces representing approximately 22,140 square feet in 19 of the Company’s malls as tenants. Such spaces are operated as food service and entertainment establishments. The aggregate of all lease payments made (or to be made) to the Company by such entities from January 1, 2013 through the end of the contract term of each of the relevant leases (based on estimates of tenant cost recoveries currently in effect) is $18,063,855, with such payments during fiscal 2013 having totaled $2,388,148. The following table sets forth information concerning the pro-rata interest in the aggregate of all such lease payments to the Company of each individual who participates in any of these partnerships and served as an executive officer of the Company during 2013, to the extent that the value of such officer’s interest in the aggregate lease payments to the Company exceeds $120,000:

Officer’s Name and Title	Number of Partnerships in Which The Officer Participates(1)	Pro-Rata Interest in Total Lease Payments to the Company Based on Officer’s Aggregate Ownership Interest($)(2)
Charles B. Lebovitz Chairman of the Board of Directors	9	164 248
Stephen D. Lebovitz Director, President and Chief Executive Officer	2	237,541
Farzana K. Mitchell Executive Vice President – Chief Financial Officer and Treasurer	2	484,317
Augustus N. Stephas Executive Vice President and Chief Operating Officer	9	1,480,348
Michael I. Lebovitz Executive Vice President – Development and Administration	9	1,033,547
Ben S. Landress Executive Vice President – Management	4	443,306

(1)	These partnership interests are held by each such individual either directly or, on a pro-rata basis, through their ownership interests in CBL’s Predecessor or other affiliated entities.

(2)	Excludes any future percentage rents based on sales levels which are not presently determinable.

Each of these leases has been approved at the time that they were entered into by the Independent Directors in accordance with the Bylaws, and the renewals of such leases that occurred during 2013 were all ratified by the Independent Directors. In connection with such approvals, the Independent Directors considered management’s opinion that, at the time each of these leases and renewals were entered into, they provided for rental payments at market rates and terms.

Certain Employment Relationships

Alan L. Lebovitz, a son of Charles B. Lebovitz, is the Company’s Senior Vice President – Asset Management. He receives compensation from the Company commensurate with his level of experience and other employees having similar responsibilities, and based upon an annual review of his individual performance conducted in the same manner described above for all Company officers. During 2013, the aggregate compensation paid to Alan L. Lebovitz (including both cash compensation and the grant date fair value of equity awards granted during the year calculated in accordance with Financial Accounting Standards Board ASC Topic 718) was $589,171. He also is eligible for equity awards under the Company’s 2012 Stock Incentive Plan and the Company’s insurance and other employee benefit programs on the same basis as other, similarly situated employees. The compensation of Alan L. Lebovitz is subject to approval by the Compensation Committee in connection with that Committee’s approval of the compensation of all officers of the Company of the level of senior vice president or higher.

Other

Charles B. Lebovitz is currently an advisory director of First Tennessee Bank, N.A., Chattanooga, Tennessee (“First Tennessee”). The Company is currently maintaining a $100 million line of credit and a $50 million term loan, as amended on February 22, 2013, from a group of banks led by First Tennessee, which mature in 2016 and 2018, respectively. There was $5.0 million outstanding on this line of credit as of December 31, 2013. The term loan was fully funded at closing. First Tennessee also provides certain cash management services to the Company. In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with First Tennessee on competitive terms. All such indebtedness has been, and will continue to be, approved by the Company’s Board of Directors.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The firm of Deloitte & Touche LLP (“Deloitte & Touche”) has served as the independent auditors for the Company since May 7, 2002, and the Audit Committee has recommended, subject to ratification by the stockholders, that Deloitte & Touche serve as the Company’s independent auditors for the fiscal year ending December 31, 2014.

Independent Registered Public Accountants’ Fees and Services

The Company was billed for professional services provided during fiscal years 2012 and 2013 by Deloitte & Touche in the amounts set forth in the following table.

	2012	2013
Audit Fees (1)	$845,500	$1,000,725
Audit-Related Fees (2)	300,250	234,125
Tax Fees – Compliance (3)	225,000	225,000
Tax Fees – Consulting (4)	367,190	380,735
Total	$1,737,940	$1,840,585

(1)
Consists of fees billed for professional services in connection with the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2012 and 2013, the audit of the Operating Partnership’s annual financial statements for the fiscal year ended December 31, 2013, the audit of the Company’s internal controls over financial reporting as of December 31, 2012, and of the Company’s and the Operating Partnership’s internal controls over financial reporting as of December 31, 2013, reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during the 2012 and 2013 fiscal years, comfort letters and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)
Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include audits of the Company’s subsidiaries pursuant to requirements of certain loan agreements, joint venture agreements and ground lease agreements.

(3)	Consists of fees billed for professional services for assistance regarding federal and state tax compliance.

(4)	Consists of fees billed for professional services for tax advice and tax planning, which consists of tax services related to joint ventures and tax planning.

The Audit Committee of the Board of Directors has considered the services rendered by Deloitte & Touche for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the independence of Deloitte & Touche.

The Audit Committee has adopted a policy that it is required to approve all services (audit and/or non-audit) to be performed by the independent auditor to assure that the provision of such services does not impair such auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees, must be approved by the Audit Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing such auditor’s independence and that such tax services do not constitute prohibited services pursuant to SEC and/or NYSE rules. The authority to approve services may be delegated by the Audit Committee to one or more of its members including the Chairman of the Audit Committee, but may not be delegated to management. If authority to approve services has been delegated to an Audit Committee member, any such approval of services must be reported to the Audit Committee at its next scheduled meeting. The Audit Committee has not relied on the de minimis exception under applicable SEC rules in approving any of the non-audit fees described above.

Recommendation and Vote Necessary to Approve the Proposal

The Board of Directors, in concurrence with the Audit Committee, proposes and recommends that the stockholders ratify the selection of Deloitte & Touche to serve as the independent auditors for the Company’s fiscal year ending December 31, 2014. Unless otherwise directed by the stockholders, proxies will be voted for approval of the selection of Deloitte & Touche to serve as the Company’s independent auditors for the 2014 fiscal year. A representative of Deloitte & Touche will attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

The ratification of the selection of Deloitte & Touche as the Company’s independent auditors for the 2014 fiscal year must be approved by a majority of the shares of Common Stock present or represented at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE SELECTION OF
DELOITTE & TOUCHE LLP AS THE COMPANY’S
INDEPENDENT AUDITORS FOR 2014

PROPOSAL 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Description of Advisory Vote

As previously reported in the Current Report on Form 8-K/A that we filed with the SEC on September 27, 2011, and in accordance with the advisory recommendation of our stockholders at the 2011 Annual Meeting, our Board of Directors has determined that we will hold a nonbinding, advisory vote to approve the compensation paid to our Named Executive Officers pursuant to Section 14A of the Exchange Act once every year. Accordingly, we are including a proposal for our stockholders to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as described in the Executive Compensation section comprising pages 26 through 42 of this proxy statement (including the Compensation Discussion and Analysis as well as the related compensation tables and narrative discussions set forth in the Executive Compensation section).

We do not have any employees other than the Company’s statutory officers. Our officers, including the Named Executive Officers, receive all of their compensation in their capacity as employees of the Management Company, which also employs all of the other personnel engaged in the operation of our business. None of our Named Executive Officers has an employment agreement with the Company and we do not pay them salaries or bonuses or provide them other compensation or benefits, except for the grants of shares under our Stock Incentive Plan as described above in the Executive Compensation section of this proxy statement.

As described in greater detail in the Compensation Discussion and Analysis above, the Compensation Committee’s objectives in administering our executive compensation programs are to ensure that pay levels and incentive compensation are competitive in attracting and retaining the best personnel, properly linked to the Company’s performance, and simple in design. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation philosophy, policies, and practices described in this proxy statement.

Stockholder Resolution

Under this Proposal 3, stockholders have the opportunity to vote for, against, or abstain from voting with respect to the following resolution:

RESOLVED, that the compensation paid to the Named Executive Officers of CBL & Associates Properties, Inc. (the “Company”), as disclosed pursuant to Item 402 of SEC Regulation S-K in the Executive Compensation section of the Company’s proxy statement for its 2014 Annual Meeting of

Stockholders, including the Compensation Discussion and Analysis as well as the related compensation tables and narrative discussions set forth therein, is hereby approved by the Company’s stockholders on a nonbinding, advisory basis.

Recommendation and Vote Necessary to Approve the Advisory Proposal; Advisory Nature

Approval of the stockholder resolution that is the subject of this Proposal 3 will require the affirmative vote of a majority of the shares of our Common Stock present or represented at the Annual Meeting. The stockholder vote on this proposal is advisory and nonbinding in nature, serves only as a recommendation to our Compensation Committee and Board of Directors, and will not overrule any decisions previously made by the Company, the Compensation Committee or the Board of Directors with respect to executive compensation, nor will it create any duty for the Company, the Compensation Committee or the Board of Directors to take any action in response to the outcome of the vote. Director compensation disclosed in this proxy statement is not subject to or covered by this advisory vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE FOREGOING ADVISORY RESOLUTION
RELATING TO EXECUTIVE COMPENSATION

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

In accordance with the rules established by the SEC, stockholder proposals to be included in the Company’s Proxy Statement with respect to the 2015 Annual Meeting of Stockholders must be received by the Company at its executive offices located at 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee 37421-6000 no later than November 28, 2014, and must comply with other applicable SEC rules.

In addition, the Company’s Bylaws, as amended to date, provide that any stockholder of record desiring to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and prescribed supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 90 (e.g., February 4, 2015) days nor more than 120 days (e.g., January 5, 2015) prior to the anniversary date of the prior year’s annual meeting (the “Anniversary Date”); provided, however, that in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the Anniversary Date, such notice and prescribed supporting documentation must be provided not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The Bylaws also provide that the public announcement of a postponement or adjournment of an annual meeting does not commence a new time period for the giving of any such notice.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and Proxy Statement to your address. However, even if your broker has sent only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household. If you wish to revoke your consent to householding, or to request householding if you are receiving multiple copies of our proxy statement and annual report, you must contact your broker, bank or other nominee.

If you did not receive an individual copy of this Proxy Statement or our Annual Report, you can obtain a copy by contacting our Senior Vice President - Investor Relations/Corporate Investments, either by mail or telephone at our corporate office, as listed on the first page of this Proxy Statement, or by e-mail to Katie_Reinsmidt@cblproperties.com.

OTHER BUSINESS OF THE MEETING

Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, if any matters of which management is not now aware should come before the meeting or any adjournment, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

By Order of the Board of Directors

STEPHEN D. LEBOVITZ President and Chief Executive Officer

Chattanooga, Tennessee
March 28, 2014

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT UPON WRITTEN REQUEST TO SENIOR VICE PRESIDENT -INVESTOR RELATIONS/CORPORATE INVESTMENTS, CBL & ASSOCIATES PROPERTIES, INC., 2030 HAMILTON PLACE BLVD., SUITE 500, CBL CENTER, CHATTANOOGA, TENNESSEE 37421-6000.

CBL®

CBL & ASSOCIATES PROPERTIES, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 4, 2014.

Vote by Internet

[QR Code]

- go to **www.investorvote.com/CBL**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secured website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees listed, FOR Proposal 2, and FOR Proposal 3.

1. To re-elect eight directors, Charles B. Lebovitz, Stephen D. Lebovitz, Gary L. Bryenton, A. Larry Chapman, Thomas J. DeRosa, Matthew S. Dominski, Gary J. Nay and Kathleen M. Nelson, to serve for one year and until their respective successors have been duly elected and qualified.

Nominee	For	Withhold
01 – Charles B. Lebovitz	☐	☐
02 – Stephen D. Lebovitz	☐	☐
03 – Gary L. Bryenton	☐	☐
04 – A. Larry Chapman	☐	☐
05 – Thomas J. DeRosa	☐	☐
06 – Matthew S. Dominski	☐	☐
07 – Gary J. Nay	☐	☐
08 – Kathleen M. Nelson	☐	☐

Proposal	For	Against	Abstain
2. To ratify the selection of Deloitte & Touche, LLP as the independent registered public accountants for the Company's fiscal year ending December 31, 2014.	☐	☐	☐
3. An advisory vote on the approval of executive compensation.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CBL®

CBL & ASSOCIATES PROPERTIES, INC.

Proxy – CBL & ASSOCIATES PROPERTIES, INC.

ANNUAL MEETING OF STOCKHOLDERS ON MAY 5, 2014

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints CHARLES B. LEBOVITZ and STEPHEN D. LEBOVITZ and each or any of them proxies, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders to be held on Monday, May 5, 2014, at 4:00 p.m., local time, at Embassy Suites, 2321 Lifestyle Way, Chattanooga, Tennessee or at any adjournment thereof, upon the matters set forth in the Proxy Statement for such meeting, and in their discretion, on such other business as may properly come before the meeting.

IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

(PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.)

(Items to be voted appear on reverse side.)